                    As filed with the SEC on November 3, 1999
                           Registration No. 333-87503


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          ----------------------------




                                  AMENDMENT #1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933




                          ----------------------------

                         FIRST NATIONAL BANCSHARES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        SOUTH CAROLINA                           6021                      58-2466370
(State or other Jurisdiction of    (Primary Standard Industrial        I.R.S. Employer
Incorporation or Organization)      Classification Code Number)       Identification No.)


                              248 N. Church Street
                        Spartanburg, South Carolina 29304
                                 (864) 948-9001
     (ADDRESS AND TELEPHONE NUMBER OF INTENDED PRINCIPAL PLACE OF BUSINESS)


                          ----------------------------

                                Jerry L. Calvert
                             CHIEF EXECUTIVE OFFICER
                              248 N. Church Street
                        Spartanburg, South Carolina 29304
                                 (864) 948-9001
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                          ----------------------------

      Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

                              Neil E. Grayson, Esq.
                           C. Russell Pickering, Esq.
                              J. Brennan Ryan, Esq.
                   Nelson Mullins Riley & Scarborough, L.L.P.
                     999 Peachtree Street, N.E., Suite 1400
                             Atlanta, Georgia 30309
                                 (404) 817-6000
                              (404) 817-6225 (Fax)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]
___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        --------------------------------


                                   CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                                      PROPOSED
                                                       MAXIMUM        PROPOSED MAXIMUM      AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE    OFFERING PRICE    OFFERING AGGREGATE    REGISTRATION
  SECURITIES TO BE REGISTERED       REGISTERED        PER SHARE            PRICE               FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value....     1,600,000         $10.00           $16,000,000          $4,455*
-----------------------------------------------------------------------------------------------------------

Warrants........................      400,000            $0                  $0                 $0
===========================================================================================================


* We previously paid $3,343 with our initial filing. We are registering an additional 400,000 shares with this filing, and pursuant to Rule 457(a) we are paying an additional $1,112 in connection therewith.
--------------------------------------------------------------------------------


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to buy these securities in any state where the offer or sale is not permitted.



   THIS IS A PRELIMINARY PROSPECTUS AND IS NOT YET COMPLETE. NOVEMBER 3, 1999


                         FIRST NATIONAL BANCSHARES, INC.

                       A proposed bank holding company for

                                [BANK LOGO HERE]

                  FIRST NATIONAL BANK OF SPARTANBURG (PROPOSED)

                        1,200,000 Shares of Common Stock
                                $10.00 per share

                         -------------------------------

         We are offering shares of common stock of First National Bancshares, Inc. to fund the start-up of a new community bank, First National Bank of Spartanburg (proposed). First National Bancshares, Inc. will be the holding company and sole owner of the bank. The bank will be headquartered in Spartanburg, South Carolina, and we expect to open the bank in the first or second quarter of 2000. This is our first offering of stock to the public, and there is no public market for our shares. The minimum purchase requirement for investors is 100 shares and maximum purchase amount is 5% of the offering, although we may at our discretion accept subscriptions for more. We will request that quotations for the common shares be reported on the Nasdaq OTC Bulletin Board.


         Our organizers will receive warrants to purchase two shares of common stock for $10.00 per share for every three shares they purchase in the offering. We describe the warrants in more detail in the "Management Stock Warrants" section on page 38.

         The shares will be sold primarily by our officers and directors, except for C. Dan Adams who may not participate in our stock sales effort because he is currently an affiliate of a licensed securities dealer, and by our exclusive sales agent, J.C. Bradford & Co. J.C. Bradford has agreed to use its best efforts to sell at least 150,000 of the shares offered, and may sell up to 240,000 shares. We will pay the sales agent $.57 for each share it sells.

         The offering is scheduled to end on May 31, 2000, but we may extend the offering until October 31, 2000, at the latest. All of the money which we receive will be placed with an independent escrow agent which will hold the money until we sell (1) 1,200,000 shares and (2) we receive preliminary approval from our bank regulatory agencies for the new bank. If we do not succeed before the end of the offering period, we will return all funds received to the subscribers promptly, without interest.


         This table summarizes the offering and the amounts we expect to receive. The commissions shown are the maximum we expect to pay the sales agent.

                                                     PER SHARE        TOTAL

         Public Offering Price.....................    $10.00     $12,000,000

         Sales Agency Commission...................    $  .57     $   136,800

         Proceeds to First National
         Bancshares ...............................    $ 9.43     $11,863,200


         THIS IS A NEW BUSINESS. AS WITH ALL NEW BUSINESSES, AN INVESTMENT WILL INVOLVE RISKS. IT IS NOT A DEPOSIT OR AN ACCOUNT AND IS NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE SOME OR ALL OF YOUR INVESTMENT. SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 6.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                             ___________ ____, 1999

                         FIRST NATIONAL BANCSHARES, INC.
                  FIRST NATIONAL BANK OF SPARTANBURG (PROPOSED)
                              PROPOSED MARKET AREA











    [INSERT MAP OF SOUTH CAROLINA AND SPARTANBURG COUNTY SHOWING MARKET AREA]

                                     SUMMARY


   WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE INVESTING.


FIRST NATIONAL BANCSHARES AND FIRST NATIONAL BANK OF SPARTANBURG

         We incorporated First National Bancshares, Inc. in July 1999 to organize and serve as the holding company for First National Bank of Spartanburg, a new national bank proposed to be located in Spartanburg, South Carolina. The bank will focus on the local community, emphasizing personal service to individuals and businesses in Spartanburg County. We have filed for regulatory approval to open the new bank with the Office of the Comptroller of the Currency and for deposit insurance for the bank with the FDIC. We will file for approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank. We expect to receive all final regulatory approvals and open for business in the first or second quarter of 2000.

WHY WE ARE ORGANIZING A NEW BANK IN SPARTANBURG COUNTY


         Spartanburg County has a growing and dynamic economic environment that we believe will support First National Bank of Spartanburg. It is South Carolina's fourth most populous county with over 247,000 residents. The county and surrounding area are home to several large manufacturing concerns, including BMW, Springs Industries, Michelin Tire Company, Advantica, Milliken & Company, and Spartanburg Regional Medical Center, which support a stable business foundation and a skilled labor force. The presence of companies like these has resulted in Spartanburg County having the highest per capita international investment of any area in the United States in 1995. In November 1998, the unemployment rate was approximately 3.1%. One factor in this economic growth is Spartanburg County's strategic location on the I-85 corridor between Atlanta, Georgia and Charlotte, North Carolina.


         We believe that there is an opportunity in Spartanburg County for a new locally managed bank focused on the community and personalized service to individuals and local businesses. The county's bank and thrift deposits grew over the last four years at an average annual rate of 5%, and should continue to grow with the community and its economy. The two community banks and the local thrift located in Spartanburg County experienced average annual growth rates of over 10% during this same period. We believe that this indicates many residents in the area prefer the community bank experience to that provided by the larger and more impersonal regional and super-regional banks. Despite this perceived preference, large regional banks continue to consolidate the banking market through mergers and acquisitions, as evidenced by Regions Bank's recent acquisition of Spartanburg National Bank. This acquisition left only one community bank in Spartanburg with less than $50 million in assets. We believe that the combination of positive deposit growth rates, good economic conditions, and the consolidation of existing community banks into larger banks creates a favorable environment for a new community oriented bank.

         Taking advantage of this opportunity, First National Bank of Spartanburg will position itself as "the hometown bank" that cares about its clients. We will provide professional and personalized service to our clients by employing well trained, seasoned bankers who are familiar with our market area and our clients' individual needs. We will emphasize our local ownership and management and our strong ties to the Spartanburg County community. Our target market will be primarily individuals and small- to medium-sized businesses who desire a consistent and professional relationship with a local banker.

OUR BOARD OF DIRECTORS AND MANAGEMENT

         First National Bancshares was founded by thirteen local business leaders, most of whom have lived in Spartanburg for many years. They are also community leaders and serve on numerous charitable and service organizations throughout Spartanburg County. We believe our directors' long-standing ties to the community and their significant business experience will provide First National Bank of Spartanburg with the ability to effectively assess and address the needs of our proposed market area.

         Our Board of Directors consists of the following:

         o  C. Dan Adams                       o  Benjamin R. Hines
         o  Mellnee G. Buchheit                o  William A. Hudson
         o  Jerry L. Calvert                   o  Norman F. Pulliam
         o  Martha C. Chapman                  o  Peter E. Weisman
         o  W. Russel Floyd, Jr.               o  Donald B. Wildman
         o  Dr. C. Tyrone Gilmore, Sr.         o  Coleman L. Young, Jr.
         o  Dr. Gaines W. Hammond, Jr.


         Our management team consists of the following:


         o Jerry Calvert will serve as the president and chief executive officer for the holding company and the bank. He has over 25 years of banking experience in the Spartanburg area. Until he began preparations to open First National Bank of Spartanburg, he served as regional manager of American Federal Bank in Spartanburg.


         o Kitty B. Payne, CPA, is the proposed senior vice president and chief financial officer for the holding company and the bank. She most recently served as a senior tax manager with KPMG Peat Marwick, where she was employed from 1992 until November 1999.


         We are in the process of assembling the rest of our management team. We are looking for individuals who reside in the Spartanburg area and have significant local banking experience and a history of service to the community.

PRODUCTS AND SERVICES

         We plan to offer most of the products and services offered by larger banks by utilizing modern delivery systems coupled with personalized service. Our lending services will include consumer loans and lines of credit, commercial and business loans and lines of credit, residential and commercial real estate loans, and construction loans. We will competitively price our deposit products, which will include checking accounts, savings accounts, money market accounts, certificates of deposit, commercial checking accounts, and IRAs. We will also provide cashier's checks, credit cards, home mortgage brokerage services, tax deposits, safe deposit boxes, traveler's checks, direct deposit, and special bank club packages. We intend to deliver our services though a variety of methods, including ATMs, banking by mail, and drive-through banking, and we are considering providing internet banking services to our customers.

THE OFFERING AND OWNERSHIP BY MANAGEMENT


         We are offering 1,200,000 shares of our common stock for $10.00 per share. Our organizers and executive officers intend to purchase 455,000 shares, which represent 37.9% of the shares outstanding after the offering. To compensate them for their financial risk and efforts in organizing the bank, our organizers will receive warrants to purchase two shares of common stock for $10.00 per share for every three shares they purchase in this offering. We hope to sell most of the remaining shares to individuals and businesses in Spartanburg County who share our desire to support a new local community bank.


FUNDS RECEIVED WILL BE PLACED IN ESCROW


         We cannot open the bank without regulatory approvals. Therefore, we will place all of the proceeds from investors in this offering with an independent escrow agent, The Bankers Bank. The escrow agent will hold these funds until we raise $12,000,000 and obtain preliminary regulatory approvals to open the bank. We expect to receive all preliminary regulatory approvals by the first quarter of 2000. We currently intend to close the offering on May 31, 2000, but may extend the offering up to October 30, 2000. If we fail to meet these conditions by the close of the offering, we will refund your subscription in full, without interest, and will use the investments by our founding shareholders to pay expenses and liquidate the company.

SHARES WILL BE SOLD BY OFFICERS, DIRECTORS, AND A SALES AGENT


         Our officers and directors will handle the sale of most of the shares in this offering, except for C. Dan Adams who may not participate in our stock sales effort because he is currently an affiliate of a licensed securities dealer. We will not pay them any fees or commissions for their efforts. Additionally, we have engaged J.C. Bradford & Co. as our sales agent to use its best efforts to sell a minimum of 150,000 shares, and up to 240,000 shares. We will pay J.C. Bradford a commission of $0.57 for each share it sells.


USE OF PROCEEDS


         We will use the first $11,000,000 we raise in this offering to capitalize First National Bank of Spartanburg. This is the amount of capital we believe our banking regulators will require for us to open the bank. Of this amount, the bank will use approximately $4,000,000 of the funds it receives to construct its main and branch offices, purchase furniture, fixtures, and equipment, and pay pre-opening expenses of the bank. The bank will use its remaining funds for working capital necessary for its operations. We will use the remaining net proceeds of the offering to pay expenses of this offering and of organizing the holding company and the bank, and to provide general working capital for the holding company. For more detailed information see "Use of Proceeds" beginning on page 13.


WE DO NOT INITIALLY PLAN TO PAY DIVIDENDS

         Because we are a new business, we will not pay dividends in the foreseeable future. We intend to use all available earnings to fund the continued operation and growth of the bank.

LOCATION OF OFFICES


         Our temporary executive offices are located at 248 N. Church Street, Spartanburg, South Carolina 29306. Our telephone number is (864) 948-9001. Our main office will be located at 215 N. Pine Street, Spartanburg, South Carolina 29302, one block north of the intersection of Main Street and Pine Street in downtown Spartanburg. The site is approximately 2.0 acres in size, and the building will be approximately 15,000 square feet. We expect to complete construction of this facility in January 2001. In the interim period, we will operate out of a temporary modular facility located on the same site. We also plan to open a 3,000 square foot branch office on the west side of Spartanburg on a one acre outparcel of the Oak Grove Shopping Center at 2660 Reidville Road, Spartanburg, South Carolina 29301. We expect to open this branch office upon completion of construction, which we believe will be in the first or second quarter of 2000.

                                  RISK FACTORS


         THE FOLLOWING IS A SUMMARY OF SOME OF THE RISKS THAT WE WILL ENCOUNTER IN STARTING AND OPERATING THE NEW BANK. WE MAY FACE OTHER RISKS AS WELL, WHICH WE HAVE NOT ANTICIPATED. AN INVESTMENT IN OUR COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK AND YOU SHOULD NOT INVEST IN THE OFFERING UNLESS YOU CAN AFFORD TO LOSE SOME OR ALL OF YOUR INVESTMENT. PLEASE READ THE ENTIRE PROSPECTUS FOR A MORE THOROUGH DISCUSSION OF THE RISKS OF AN INVESTMENT IN OUR COMMON STOCK.


WE ARE A NEW BUSINESS AND THERE IS A RISK WE MAY NOT BE SUCCESSFUL.


         Neither First National Bancshares nor First National Bank of Spartanburg has any operating history. The operations of new businesses are always risky. Because First National Bank of Spartanburg has not yet opened, we do not have historical financial data and similar information that would be available for a financial institution that has been operating for several years.


WE EXPECT TO INCUR LOSSES FOR MORE THAN ONE YEAR AND THERE IS A RISK WE MAY NEVER BECOME PROFITABLE.

         In order for us to become profitable, we will need to attract a large number of customers to deposit and borrow money. This will take time. We expect to incur large initial expenses and may not be profitable for more than one year, if at all. Our future profitability is dependent on numerous factors including the continued success of the economy of the community and favorable government regulation. While the economy in this area has been strong in recent years, an economic downturn in the area would hurt our business. We are also a highly regulated institution. Our ability to grow and achieve profitability may be adversely affected by state and federal regulations that limit a bank's right to make loans, purchase securities, and pay dividends. Although we expect to become profitable in our second year, there is a risk that a deterioration of the local economy or adverse government regulation could affect our plans. If this happens, we may never become profitable and you will lose part or all of your investment.

WE CANNOT OPEN THE BANK FOR BUSINESS UNTIL WE RECEIVE REGULATORY APPROVALS, WHICH ARE AT THE DISCRETION OF OUR REGULATORY AGENCIES.

         We cannot begin operations until we receive all required regulatory approvals. We will not receive these approvals until we satisfy all requirements for new banks imposed by state and federal regulatory agencies. We have already filed applications with the FDIC and the Office of the Comptroller of the Currency, and we will file an application with the Federal Reserve prior to opening the bank. We expect to receive our preliminary regulatory approvals by the first quarter of 2000. We expect to receive final approvals by the first or second quarter of 2000, but it may take longer. If we ultimately do not open, we anticipate that we will dissolve the company, and return to our investors all funds remaining after paying the expenses incurred through this time.

ANY DELAY IN OPENING FIRST NATIONAL BANK OF SPARTANBURG WILL RESULT IN ADDITIONAL LOSSES.

         We intend to open the bank in the first or second quarter of 2000. If we do not receive all necessary regulatory approvals as planned, the bank's opening will be delayed or may not occur at all. If the bank's opening is delayed, our organizational and pre-opening expenses will increase. Because the bank would not be open and generating revenue, these additional expenses would cause our accumulated losses to increase.

WE WILL DEPEND HEAVILY ON JERRY CALVERT, AND OUR BUSINESS WOULD SUFFER IF SOMETHING WERE TO HAPPEN TO HIM OR IF HE WERE TO LEAVE.

         Jerry Calvert will be our president and chief executive officer. He will provide valuable services to us, and he would be difficult to replace. We have an employment agreement with Mr. Calvert and carry $500,000 of insurance on his life payable to the bank. Nevertheless, if he were to leave, our business would suffer.

WE DETERMINED THE OFFERING PRICE OF $10.00 ARBITRARILY AND IT WILL FLUCTUATE ONCE THE SHARES BECOME FREELY TRADABLE AFTER THE OFFERING.


         Because we do not have any history of operations, we determined the price arbitrarily. The offering price is essentially the book value of the shares prior to deduction for expenses of the offering and the organization of the bank. The offering price may not be indicative of the present or future value of the common stock. As a result, the market price of the stock after the offering may be more susceptible to fluctuations than it otherwise might be. The market price will be affected by our operating results, which could fluctuate greatly. These fluctuations could result from expenses of operating and expanding the bank, trends in the banking industry, economic conditions in our market area, and other factors that are beyond our control. If our operating results are below expectations, the market price of the common stock would probably fall.


WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

         Initially, there will be no established market for our common stock. After the offering, we will encourage broker-dealers to match buy and sell orders for our common stock on the OTC Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common stock to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common stock.


OUR ORGANIZERS WILL PURCHASE A LARGE PERCENTAGE OF OUR STOCK IN THE OFFERING, WHICH MAY ALLOW THEM TO CONTROL THE COMPANY AND AFFECT OUR SHAREHOLDERS' ABILITY TO RECEIVE A PREMIUM FOR THEIR SHARES.

         Our organizers intend to purchase 455,000 shares in this offering, for a total investment of $4,550,000. As a result, they will own approximately 37.9% of the common stock outstanding upon completion of the offering. Additionally, each of the organizers will receive a warrant to purchase two shares of common stock at $10.00 per share for every three shares they purchase in the offering. If each organizer exercises his warrant in full, the organizers' ownership of First National Bancshares will increase to 50.4%. As a result, the organizers as a group will have significant influence over our affairs and policies. Their voting power may be sufficient to control the outcome of director elections or block significant transactions affecting First National Bancshares, including acquisitions. This could prevent shareholders from receiving a premium for their shares, which may be offered by a potential acquirer. In addition, the organizers may purchase additional shares in the offering, especially if necessary to meet the minimum offering amount. See "The Offering - General" section on page 10.

WE WILL FACE STRONG COMPETITION FOR CUSTOMERS FROM LARGER AND MORE ESTABLISHED BANKS, WHICH COULD PREVENT US FROM OBTAINING CUSTOMERS, AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT CUSTOMERS.


         We will encounter strong competition from existing banks and other types of financial institutions operating in the Spartanburg County area and elsewhere. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like BB&T, Bank of America, Regions, and Wachovia. These institutions offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank. See "Proposed Business - Marketing Opportunities- Competition" on page 19 and "Supervision and Regulation" starting on page 26.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount we can loan a single borrower by the amount of the bank's capital. The legal lending limit is 15% of the bank's capital and surplus. We expect that our initial legal lending limit will be approximately $1,590,000 immediately following the offering, but we intend to impose an internal limit on the bank of 80% of this amount, or approximately $1,270,000. Until the bank is profitable, our capital will continue to decline and therefore our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions.

WE ARE AUTHORIZED TO ISSUE PREFERRED STOCK WHICH, IF ISSUED, MAY ADVERSELY AFFECT YOUR VOTING RIGHTS AND REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

         We are authorized by our articles of incorporation to issue shares of preferred stock without the consent of our shareholders. Preferred stock, when issued, may rank senior to common stock with respect to voting rights, payment of dividends, and amounts received by shareholders upon liquidation, dissolution, or winding up. The existence of rights which are senior to common stock may reduce the price of our shares. We do not have any plans to issue any shares of preferred stock at this time.

THE EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE STOCK DILUTION AND MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON STOCK.


         The organizers and officers may exercise warrants and options to purchase common stock, which would result in the dilution of your proportionate interests in First National Bancshares. Upon completion of the offering, we will issue to the organizers warrants to purchase two shares of common stock at $10.00 per share for every three shares they purchase in the offering. If the organizers purchase 455,000 shares in the offering, we will issue warrants to purchase an additional 303,333 shares of common stock to them. In addition, after the offering, we expect to adopt a stock option plan which will permit us to grant options to our officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering. We do not intend to issue stock options with an exercise price less than the fair market value of the common stock on the date of grant.


IT IS POSSIBLE THAT OUR COMPUTER SYSTEMS OR THOSE OF OUR PROCESSING VENDORS OR LOAN CUSTOMERS COULD FAIL TO OPERATE ON JANUARY 1, 2000.

         Like many financial institutions, we will rely upon computers for conducting our business and for information systems processing. There is concern among industry experts that on January 1, 2000, computers will be unable to read or interpret the new year and there may be widespread computer malfunctions. We will generally rely on software and hardware developed by independent third parties to provide our information systems. We will request warranties about Year 2000 compliance from the primary third party hardware and software system providers we use. We believe that our other internal systems and software, including our network connections, will be programmed to comply with Year 2000 requirements, although there is a risk they may not comply. Based on information currently available, we believe that we will not incur significant expenses in connection with the Year 2000 issue.

         The Year 2000 issue may also negatively affect the business of our customers. We intend to include Year 2000 readiness in our lending criteria to minimize this risk. However, we cannot be certain that this will eliminate the issue, and any financial difficulties our customers experience as a result of Year 2000 issues could impair their ability to repay loans to the bank.

         We do not plan to open the bank until after January 1, 2000, at which time we believe that most of the uncertainty surrounding the Year 2000 issue should be resolved. In this event, our risks associated with computer malfunctions should be greatly reduced, but we will still seek to ensure that our computer systems and our major vendors' and clients' computer systems are in compliance and functioning properly. For more information on Year 2000 issues, please refer to page 17.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" concerning First National Bancshares and First National Bank of Spartanburg and their operations, performance, financial conditions, and likelihood of success. These statements are based on many assumptions and estimates. Our actual results will depend on many factors about which we are unsure, including those discussed above. Many of these risks and factors are beyond our control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan," and "estimate," and similar expressions identify forward-looking statements. The most significant of these risks, uncertainties, and other factors are discussed under the heading "Risk Factors" beginning on page 6 of this prospectus. We urge you to carefully consider these factors prior to making an investment.

                                  THE OFFERING

GENERAL

         We are offering 1,200,000 shares of our common stock at a price of $10.00 per share to raise $12,000,000. The minimum purchase for any investor is 100 shares and the maximum purchase is 5% of the offering, although we may accept subscriptions for more or less.


         The organizers intend to purchase 455,000 shares in this offering, for a total investment of $4,550,000. As a result, they will own approximately 37.9% of the common stock outstanding upon completion of the offering. Additionally, each of the organizers will receive a warrant to purchase two shares of common stock at $10.00 per share for every three shares purchased in the offering, exercisable for ten years after the completion of the offering. If each organizer exercises his warrant in full, the organizers' ownership of First National Bancshares will increase to 50.4%. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified minimum offering amount indicates the merits of this offering.

         We must receive your subscription for shares before midnight, Eastern Standard Time, on May 31, 2000, unless all of the shares are sold earlier or the offering is terminated or extended. We reserve the right to terminate the offering at any time or to extend the expiration date up to October 30, 2000. Extension of the expiration date might cause an increase in our expenses. We do not have to give you any prior written notice of an extension. If we extend the offering, subscriptions we have already accepted will still be binding. We do, however, intend to communicate quarterly with all subscribers and inform you of any extensions of the offering.


         Accepted subscriptions will be binding and may not be revoked except with our consent. We reserve the right to cancel or reject any or all of any subscription before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account any factors, including:

         o        the order in which subscriptions are received;
         o a subscriber's potential to do business with or to direct customers to the bank; and
         o        our desire to have a broad distribution of stock ownership.

If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of that subscription, we will refund the amount remitted for shares for which a subscription is rejected or canceled. We will issue certificates for shares which have been subscribed and paid for promptly after we receive the funds out of escrow.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         We will place all subscription proceeds with The Bankers Bank, which will serve as an independent escrow agent. The escrow agent will hold these funds, and no shares will be issued, until:

         o We have accepted subscriptions and payment in full for 1,200,000 shares at $10.00 per share;
         o We have received preliminary approval from the Office of the Comptroller of the Currency to grant us a national bank charter;
         o We have received preliminary approval of the bank's application for deposit insurance from the FDIC; and
         o We have obtained preliminary approval from the Federal Reserve to acquire the stock of the bank.

If First National Bancshares terminates the offering or if the offering period expires before these conditions are satisfied, then:

         o We will cancel accepted subscription agreements and subscribers in the offering will not become shareholders;

         o The funds held in the escrow account will not be subject to the claims of any of our creditors or available to defray the expenses of this offering; and

         o We will return the full amount of all subscription funds promptly to subscribers, without interest earned.

         The escrow agent has not investigated the desirability, advisability, or merits of a purchase of the shares. The escrow agent will invest escrowed funds in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or other similar investments as we agree on with the escrow agent. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

         If the conditions for releasing subscription funds from escrow are met and the funds are released but we do not receive final regulatory approval to operate the bank, or if the bank does not open for any other reason, our board of directors intends to propose that the shareholders approve a plan to liquidate First National Bancshares. First National Bancshares would be dissolved and First National Bancshares's net assets, consisting primarily of the funds received in this offering, less the costs and expenses we have incurred, would be distributed to the shareholders other than the organizers, who will not receive any distribution until all other shareholders have received their initial investments.

PLAN OF DISTRIBUTION


         Offers and sales of the common stock will be made primarily by our officers and directors, except for C. Dan Adams who may not participate in our stock sales effort because he is currently an affiliate of a licensed securities dealer. First National Bancshares believes these officers and directors, other than C. Dan Adams, will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1. Our organizers who participate in our stock sales effort will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration.


         We have also entered into an agreement with J.C. Bradford & Co. to sell up to 240,000 of the shares offered. First National Bancshares must reserve a minimum of 150,000 shares for sale by the sales agent, which is required to use its best efforts through the expiration date to sell the shares. The sales agent will receive a commission of $0.57 on each share it sells. The sales agent will not receive any commission on the shares purchased by the organizers in the offering and will not receive commissions on sales made by the officers or directors of First National Bancshares.

         The sales agency agreement provides for reciprocal indemnification between First National Bancshares and the sales agent against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933. The SEC has advised us that it believes this type of indemnification is against public policy as expressed by the Securities Act of 1933 and is, therefore, unenforceable.

         Prior to this offering there has been no public market for the shares. We established the initial offering price of the shares based upon our assessment of the capital needs of First National Bancshares and the commercial potential of the services to be offered by First National Bank of Spartanburg. We have discussed the establishment and maintenance of a market for the shares after the offering with the sales agent. Based upon these discussions, we expect that a secondary market may eventually develop for the shares, although we can not be sure. In general, if a secondary market develops, the shares other than those held by affiliates will be freely transferable in the market. See "Description of the Capital Stock of First National Bancshares, Inc. Shares Eligible for Future Sale" on page 41.

HOW TO SUBSCRIBE

         If you desire to purchase shares of the common stock of First National Bancshares, Inc., you should:

         1. Complete, date, and execute the subscription agreement which you received with this prospectus;

         2. Make a check, bank draft, or money order payable to "The Bankers Bank, Escrow Account for First National Bancshares, Inc.," in the amount of $10.00 times the number of shares you wish to purchase; and

         3. Deliver the completed subscription agreement and check to First National Bancshares or the sales agent at the following address:

            Mr. Jerry Calvert                        Mr. Ed Medlin
            First National Bancshares, Inc.     or   J. C. Bradford & Co.
            P.O. Box 3508                            233 S. Pine Street
            Spartanburg, South Carolina  29304       Post Office Box 2869
                                                     Spartanburg, South Carolina
                                                     29304

         If you have any questions about the offering or how to subscribe, please call Mr. Calvert at (864) 948-9001 (or any of the other organizers) or Mr. Ed Medlin with J.C. Bradford at (864) 573-9141. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must pay the subscription price at the time you deliver the subscription agreement.

                                 USE OF PROCEEDS

         We estimate that we will receive net proceeds of $11,743,200 from the sale of 1,200,000 shares of common stock in the offering, after deducting sales agency commissions and estimated organizational and offering expenses. We have established a line of credit in the amount of $500,000 with The Banker's Bank at the prime rate minus 0.5% to pay pre-opening expenses of the holding company and the bank prior to the completion of the offering. We intend to pay off this line of credit with proceeds that we receive from this offering. The following two paragraphs describe our proposed use of proceeds based on our present plans and business conditions.

USE OF PROCEEDS BY FIRST NATIONAL BANCSHARES

         The following table shows the anticipated use of the proceeds by First National Bancshares. We describe the bank's anticipated use of proceeds in the following section. As shown, we will use $11,000,000 to capitalize the bank. We will initially invest the remaining proceeds in United States government securities or deposit them with First National Bank of Spartanburg. In the long-term, we will use these funds for operational expenses and other general corporate purposes, including the provision of additional capital to the bank, if necessary. We may also use the proceeds to expand, for example by opening additional facilities or acquiring other financial institutions. In addition to our main office and initial branch office, we currently plan to open two additional branch offices in the Spartanburg area in the next five years. We do not have any other definitive plans for expansion.

                                                                     TOTAL
                                                                  -----------

         Gross proceeds from offering .......................     $12,000,000
         Less:
         Sales agency expense ...............................     $   136,800
         Expense of organizing First National Bancshares ....     $   120,000
         Investment in capital stock of the bank ............     $11,000,000
                                                                  -----------
         Remaining proceeds .................................     $   743,200
                                                                  ===========

USE OF PROCEEDS BY FIRST NATIONAL BANK OF SPARTANBURG

         The following table shows the anticipated use of the proceeds by First National Bank of Spartanburg. All proceeds received by the bank will be in the form of an investment in the bank's capital stock by First National Bancshares as described above. We anticipate purchasing a site and constructing a permanent main office. We expect our main office to be completed by January 2001. During the period between the opening of the bank and the completion of our permanent main facility, we will conduct operations from a modular facility located on the site where we will construct our main office. This temporary facility will require an estimated initial payment of $12,000 and an estimated monthly lease payment of $5,500. We also plan to open a branch office. We will lease the land for this office and construct a permanent facility on the site that we anticipate completing in the first or second quarter of 2000. The table shows the cost of the temporary and permanent facilities for a period of twelve months from the completion of the offering. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The bank will use the remaining proceeds to make loans, purchase securities, and otherwise conduct the business of the bank.


                                                                        TOTAL
                                                                     -----------
        Investment by First National Bancshares in the
           bank's capital stock ................................     $11,000,000
        Less:
        Organizational and pre-opening expenses of the bank ....     $   407,000
        Furniture, fixtures and equipment ......................     $   792,000
        Cost of main office and site ...........................     $ 2,250,000
        Construction cost of branch office .....................     $   500,000
        Initial payment and lease of temporary facility (10
        months) ................................................     $    67,000
        Lease of branch facility land (12 months) ..............     $    48,000
                                                                     -----------
        Remaining proceeds .....................................     $ 6,936,000
                                                                     ===========

                                 CAPITALIZATION

         The following table shows First National Bancshares' capitalization as of July 31, 1999, and the pro forma consolidated capitalization of First National Bancshares' and the bank as adjusted to give effect to the sale of 1,200,000 shares in this offering, after deducting the expenses of the offering. First National Bancshares' capitalization as of July 31, 1999 reflects the purchase of ten shares by Jerry Calvert for $10.00 per share. These shares will be redeemed after the offering. After the offering, we will have 1,200,000 shares outstanding. The "As Adjusted" column reflects the estimated cost of organizing First National Bancshares and organizing and preparing to open First National Bank of Spartanburg through the expected opening date, which should be in the first or second quarter of 2000. See "Use of Proceeds" above.

                                                                                  AS ADJUSTED
                                                                                      FOR
                                                                 JULY 31, 1999   THE OFFERING
                                                                 -------------   -------------
         SHAREHOLDERS' EQUITY:
         Common Stock, par value $.01 per share; 10,000,000
         shares authorized; 10 shares issued and outstanding;
         1,200,000 shares issued and outstanding as adjusted....   $       0      $     12,000

         Preferred Stock, par value $.01 per share; 10,000,000
         shares authorized; no shares issued and outstanding....           0                 0


         Additional paid-in capital ............................   $     100      $ 11,731,200


         Deficit accumulated during the pre-opening stage ......   $(108,282)     $   (407,000)
                                                                   ---------      ------------


         Total shareholders' equity (deficit) ..................   $(108,182)     $ 11,336,200
                                                                   =========      ============

         Book value per share ..................................   $     N/A      $       9.45
                                                                   =========      ============


                                 DIVIDEND POLICY

         We expect initially to retain all earnings to operate and expand the business. It is unlikely that we will pay any cash dividends in the near future. Our ability to pay any cash dividends will depend primarily on First National Bank of Spartanburg's ability to pay dividends to First National Bancshares, which depends on the profitability of the bank. In order to pay dividends, the bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" on page 29 and "Supervision and Regulation - The Bank - Capital Regulations" on page 30. In addition to the availability of funds from the bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                  OF FINANCIAL CONDITION AND PLAN OF OPERATION

GENERAL

         First National Bancshares was formed to organize and own all of the capital stock of First National Bank of Spartanburg. In July 1999, the organizers filed applications with the Office of the Comptroller of the Currency to charter the bank as a national bank and with the FDIC to receive federal deposit insurance. Whether the charter is issued and deposit insurance is granted will depend upon, among other things, compliance with legal requirements imposed by the Office of the Comptroller of the Currency and the FDIC, including capitalization of the bank with at least a specified minimum amount of capital which we believe will be $11,000,000. Upon preliminary approval from the Office of the Comptroller of the Currency and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, which must be approved before we can acquire the capital stock of the bank. We expect to receive all final regulatory approvals by the second quarter of 2000.

FINANCIAL RESULTS


         As of July 31, 1999, First National Bancshares had total assets of $20,818, consisting primarily of cash, deferred organization costs, furniture and equipment, prepaid expenses, and escrow deposits. First National Bancshares incurred a net loss of $108,282 for the period from its inception on April 1, 1999 through July 31, 1999.


EXPENSES

         On completion of the offering and opening of the bank, we expect we will have incurred the following expenses:



         o $136,800 in commissions to the sales agent, which will be deducted from the proceeds of the offering.
         o $120,000 in other expenses of the offering, which will be subtracted from the proceeds of the offering.
         o $407,000 in expenses to organize and prepare to open First National Bank of Spartanburg, consisting principally of salaries, overhead and other operating costs, which will be charged against the income of First National Bank of Spartanburg.

         Prior to our completion of this offering, these expenses will be funded by a $500,000 line of credit at the prime rate minus 0.5%. We will use the proceeds of this offering to repay amounts due under our line of credit. We anticipate that the proceeds of the offering will be sufficient to satisfy the corporation's financial needs for at least the next twelve months.

OFFICES AND FACILITIES


         Our temporary executive offices are located at 248 N. Church Street, Spartanburg, South Carolina 29306. Our main office will be located at 215 N. Pine Street, Spartanburg, South Carolina 29302, one block north of the intersection of Main Street and Pine Street in downtown Spartanburg. The site is approximately 2.0 acres in size and the building will be approximately 15,000 square feet. We will purchase this site for $500,000 and construction of the building is expected to cost an additional $1,750,000. We also plan to open a 3,000 square foot branch office on the west side of Spartanburg on a one acre outparcel of the Oak Grove Shopping Center at 2660 Reidville Road, Spartanburg, South Carolina 29301. We intend to lease the land for approximately $4,000 per month, and we will construct the branch office on the property for approximately $500,000. We expect to open the bank in a temporary modular facility on the site of the main office and complete construction of our branch office in the first or second quarter of 2000 and our main office in the first quarter of

2001. In the interim period, we will operate the bank out of a temporary modular facility located on the site of the future main office.

         We plan to open for business in the first or second quarter of 2000. Within the first five years of operation, we also plan to open two additional branches located strategically in our service area. We believe that these branches will expand our market presence and provide additional convenience to our customers. We will need to obtain regulatory approval before we can open these branches. We believe that these facilities will adequately serve the bank's needs for its first five years of operation.

LIQUIDITY AND INTEREST RATE SENSITIVITY

         First National Bank of Spartanburg, like most banks, will depend on its net interest income for its primary source of earnings. Net interest income is roughly the difference between the interest we charge on our loans and receive from our investments, our assets, and the interest we pay on deposits, our liabilities. Movements in interest rates will cause our earnings to fluctuate. To lessen the impact of these margin swings, we intend to structure our balance sheets so that we can reprice the rates applicable to our assets and liabilities in roughly equal amounts at approximately the same time. We will manage the bank's asset mix by regularly evaluating the yield, credit quality, funding sources, and liquidity of its assets. We will manage the bank's liability mix by expanding our deposit base and converting assets to cash as necessary. If there is an imbalance in our ability to reprice assets and liabilities at any point in time, our earnings may increase or decrease with changes in the interest rate, creating interest rate sensitivity. Interest rates have historically varied widely, and we cannot control or predict them. Despite the measures we plan to take to lessen the impact of interest rate fluctuations, large moves in interest rates may decrease or eliminate our profitability.

         Liquidity refers to our ability to provide steady sources of funds for loan commitments and investment activities, as well as to maintain sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. We will manage our liquidity by actively monitoring the bank's sources and uses of funds to meet cash flow requirements and maximize profits.

         If the bank is open before January 1, 2000, we expect to increase our cash on hand because consumer uncertainty about the Year 2000 may cause a higher than normal rate of deposit withdrawal.

CAPITAL ADEQUACY

         Capital adequacy for banks and bank holding companies is regulated by the Office of the Comptroller of the Currency, the Federal Reserve Board of Governors, and the FDIC. The primary measures of capital adequacy are (i) risk-based capital guidelines and (ii) the leverage ratio. Changes in these guidelines or in our levels of capital can affect our ability to expand and pay dividends. Please see "Capital Regulations" on page 30 for a more detailed discussion.

YEAR 2000 ISSUES

         Like most financial institutions, we will rely upon computers for the daily conduct of our business and for information systems processing. There is concern among industry experts that on January 1, 2000 some computers will be unable to "read" the new year resulting in computer malfunctions.

         We do not intend to open the bank until after January 1, 2000, at which time we believe that most of the uncertainty surrounding the Year 2000 issue should be clarified. In this event, our risks associated with computer malfunctions should be greatly reduced, but we will still seek to ensure that our computer systems and our major vendors' and clients' computer systems are in compliance and functioning properly.

         We will be generally relying on independent third parties for our information processing needs. We have not entered into an agreement with a software servicing company to process our daily account and transactional data; to provide our teller, accounting, and internet computer systems; and to provide our ATM switching and processing services, but we plan to prior to opening the bank. We plan to request and review Year 2000 testing protocols and results from our software servicing company and each of our primary vendors. We will receive Year 2000 warranties from each vendor confirming their Year 2000 compliance, although the remedies available under such agreements generally include standard disclaimers of and limitations of liability and specifically exclude special, incidental, indirect, and consequential damages. We intend to retain a software servicing company which is an established provider of bank processing and software services to existing financial institutions. These existing financial institutions are in the process of investigating their Year 2000 compliance in accordance with regulatory mandates. Because of this scrutiny, we do not believe that the software servicing company that we select will have any material Year 2000 issues related to the products or services we will receive from them.

         Our customers may also have Year 2000 issues. We may incur losses if these issues affect our loan customer's ability to repay their loans or if they suffer material harm to their businesses as a result. We intend to request certification from each commercial borrower that their systems are Year 2000 compliant and that they have not been adversely affected by the year change. Although these certifications will be helpful, it would be very difficult for us to accurately assess the Year 2000 readiness of any borrower.

                                PROPOSED BUSINESS

GENERAL

         We initiated activity to form First National Bank of Spartanburg in April 1999 and incorporated First National Bancshares as a South Carolina corporation in July 1999, to function as a holding company to own and control all of the capital stock of First National Bank of Spartanburg. We initially will engage in no business other than owning and managing the bank.

         We have chosen this holding company structure because we believe it will provide flexibility that would not otherwise be available. Subject to Federal Reserve Board debt guidelines, the holding company structure can assist the bank in maintaining its required capital ratios by borrowing money and contributing the proceeds to the bank as primary capital. Additionally, a holding company may engage in certain non-banking activities that the Federal Reserve Board has deemed to be closely related to banking. Although we do not presently intend to engage in other activities, we will be able to do so with a proper notice or filing to the Federal Reserve if we believe that there is a need for these services in our market area and that the activities could be profitable.

         We filed an application with the Office of the Comptroller of the Currency on July 26, 1999, to organize the bank as a national bank under the laws of the United States. We have also filed an application with the FDIC for deposit insurance. Upon preliminary approval from the Office of the Comptroller of the Currency and the FDIC, we will file an application with the Board of Governors of the Federal Reserve System for approval to become a bank holding company. Subject to receiving regulatory approval from these agencies, we plan to open the bank in the first or second quarter of 2000, and will engage in a general commercial and consumer banking business as described below. Final approvals will depend on compliance with regulatory requirements, including our capitalization of the bank with at least $11,000,000 from the proceeds of this offering.

MARKETING OPPORTUNITIES

         SERVICE AREA. Our primary service area will consist of Spartanburg County, South Carolina, with a focus on the ten mile radius of our main office and our initial branch office. Our main office will be located in downtown Spartanburg and will provide excellent visibility for the bank. We will simultaneously open a branch on the west side of Spartanburg, the fastest growing area of the county. Our anticipated expansion plans include opening two additional branches strategically located within our service area in the third and fifth years of operation. These branches will extend the market reach of our bank, and they will increase our personal service delivery capabilities to all of our customers. We plan to take advantage of existing contacts and relationships with individuals and companies in this area to more effectively market the services of the bank.


         ECONOMIC AND DEMOGRAPHIC FACTORS. Spartanburg County is located in the northwest portion of South Carolina along the I-85 corridor between Atlanta, Georgia and Charlotte, North Carolina. The county is a business and high technology manufacturing center. Major employers in the metropolitan area include; BMW, Springs Industries, Michelin Tire Company, Advantica, Milliken & Company, and Spartanburg Regional Medical Center. Spartanburg's strategic location and skilled labor force have helped it attract major international manufacturing companies. BMW recently located its North American manufacturing facility to the county employing almost 2,000 workers. Successes like this have resulted in Spartanburg County having the highest per capita international investment of any area in the United States in 1995. Spartanburg County had over $884 million in business and industrial capital investment in 1998. In November 1998, the unemployment rate in the area was 3.1%. This growth in the manufacturing base is complemented by Spartanburg County's population growth which is expected to increase from 247,000 in 1998 to 282,000 in 2010. Ultimately, the success of the bank will depend on the economy of the community and an economic downturn would hurt our business. We believe that the demographic factors in Spartanburg make it a desirable market in which to form our bank.


         COMPETITION. The banking business is highly competitive. The bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, and money market mutual funds operating in the Spartanburg County area and elsewhere. In 1998, there were 75 banking offices, representing 18 financial institutions, operating in Spartanburg County and holding over $2.1 billion in deposits. Many of these competitors are well established in the Spartanburg County area. Most of them have substantially greater resources and lending limits than our bank will have, and many of these competitors offer services, including extensive and established branch networks and trust services, that we either do not expect to provide or will not provide initially. Our competitors include large financial institutions like Regions Bank, Bank of America, BB&T, American Federal Bank, and Wachovia, super-community banks like Palmetto Bank, community banks like First South Bank, Carolina Southern Bank, and thrifts like First Federal Bank. We believe that the opportunity created by recent mergers, our management team, and the economic and demographic dynamics of our service area combined with our business strategy will allow us to gain a meaningful share of the area's deposits.

BUSINESS STRATEGY

         MANAGEMENT PHILOSOPHY. First National Bank of Spartanburg will position itself as a locally-owned and operated bank organized to serve consumers and small-to mid-size businesses and professional concerns. Because there are few locally owned banks left in Spartanburg, we believe we can offer a unique banking alternative for the market by offering a higher level of customer service and a management team more focused on the needs of the community than most of our competitors. We believe that this approach will be enthusiastically supported by the community.

         OPERATING STRATEGY. In order to achieve the level of prompt, responsive service that we believe will be necessary to attract customers and to develop First National Bank of Spartanburg's image as a local bank with an individual focus, we will employ the following operating strategies:

         o EXPERIENCED SENIOR MANAGEMENT. We have retained Jerry Calvert to lead the management team as the president and chief executive officer for both First National Bancshares and First National Bank of Spartanburg. He is a native of Spartanburg and has over 25 years of banking experience. Mr. Calvert previously served as the regional manager of American Federal Bank having responsibility for all banking activities in a three county area, including Spartanburg County, as well as two branches in Greenville County. He left American Federal Bank in March 1999 to organize First National Bank of Spartanburg.


         o OTHER EXECUTIVES. We are in the process of assembling a management team with significant banking experience. We have hired Kitty Payne as our proposed chief financial officer. She has significant experience working with community banks over the past seven years in her capacity as a senior tax manager with KPMG Peat Marwick. We expect these officers to be individuals who reside in the Spartanburg area and have local banking experience and a history of service to the community. Because of the recent merger and acquisition activity in the market and excitement surrounding the organization of our bank, we believe there is an abundance of local experienced banking executives who would be interested in joining our community banking effort.


         o COMMUNITY-ORIENTED BOARD OF DIRECTORS. Our management team will operate under the direction of our board of directors. As described in the Management Section beginning on page 33, most of our directors are long time residents and businessmen in the Spartanburg area, with significant community involvement. These directors are dedicated to the success of the bank, and will play a key part in marketing the new bank in the community.

         o CONVENIENT BRANCH LOCATIONS. Within the first five years of operation, we plan to open three branch offices located strategically in our primary service area. We believe these "branches" will expand our market presence and provide convenience to our customers.

         o LOCAL SERVICES AND DECISION MAKING. Clients will enjoy a professional and consistent banking environment with local decision-making and personal access to a banker that strives to understand their financial needs. We will seek to be identified as "the hometown bank" that "cares about its customers." In order to accomplish this, we will attempt to hire local bankers who are recognized for their community involvement and successful banking background.

         o CAPITALIZE ON NEED FOR COMMUNITY BANKS. The current trend of consolidation in the banking industry has led to the recent acquisition of Spartanburg National Bank by Regions Bank, which left only one community bank in Spartanburg under $50 million in assets. According to the FDIC, in 1998, over 53% of the total deposits were controlled by large financial institutions headquartered outside of the area. Despite the market-share presence of these banks, from 1995 through 1998 total annual deposit growth for five of the largest regional institutions, Bank of America, BB&T, American Federal Bank, First Union, and Wachovia was 2.1%, while total annual deposit growth in Spartanburg County during the same period was 5%. The two community banks and a local thrift in the area, Carolina Southern Bank, First South Bank, and First Federal Bank have experienced average annual growth rates of over 10% during this same period. We believe that these statistics reflect the desire of the residents of this area for a community bank relationship, and that they will support our new local bank as a result.

         o        FOCUS ON SMALL- TO MID-SIZED COMMERCIAL MARKET SECTOR.
                  Although size gives larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of South Carolina, we believe that there is a void in the community banking market in the Spartanburg County area, and that we can successfully fill this void. We will not compete with large institutions for the primary banking relationships of large corporations, but will compete for niches in this business and for the consumer business of their employees. We will also focus on small- to medium-sized businesses and their employees. This includes retail, service, wholesale distribution, manufacturing, and international businesses with annual revenues of less than $15 million. We believe that these organizations desire a consistent banking relationship. We intend to attract these types of businesses based on relationships and contacts which the bank's directors and management have outside our core service area.

LENDING ACTIVITIES

         GENERAL. We intend to emphasize a range of lending services, including real estate, commercial, and equity-line and consumer loans to individuals, small- to medium-sized businesses with annual revenue of less than $15 million, and professional concerns that are located in or conduct a substantial portion of their business in the bank's primary market area. We will compete for these loans with competitors who are well established in the Spartanburg County area and have greater resources and lending limits. As a result, we may have to charge lower interest rates to attract borrowers.

         The well established banks in the Spartanburg County area will make proportionately more loans to medium- to large-sized businesses than we will. Many of the bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         LOAN APPROVAL AND REVIEW. The bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the board of directors' loan committee. The bank will not make any loans to any director, officer, or employee of the bank unless the loan is approved by the board of directors of the bank and is made on terms not more favorable to the person than would be available to a person not affiliated with the bank. The bank currently intends to adhere to Federal National Mortgage Association and Federal Home Loan Mortgage Corporation guidelines in its mortgage loan review process, but may choose to alter this policy in the future. The bank expects to sell residential mortgage loans that it originates on the secondary market.

         LOAN DISTRIBUTION. We estimate that our initial percentage distribution of our loans for the first year will be as follows:

         Real Estate                            50%
         Commercial Loans                       24%
         Equity Line and Consumer Loans         20%
         Residential Mortgage Loans              6%
                                            ------
         Total                                 100%
                                            ======

These are estimates only. Our actual deposit and loan distribution will depend on our customers and vary initially and over time.

         ALLOWANCE FOR LOAN LOSSES. We will maintain an allowance for loan losses, which we will establish through a provision for loan losses charged against income. We will charge loans against this allowance when we believe that the collectibility of the principle is unlikely. The allowance will be an estimated amount that we believe will be adequate to absorb losses inherent in the loan portfolio based on evaluations of its collectibility. We anticipate that initially our allowance for loan losses will equal approximately 1% of the average outstanding balance of our loans. Over time, we will base the loan loss reserves on our evaluation of factors including; changes in the nature and volume of the loan portfolio, overall portfolio quality, specific problem loans and commitments, and current anticipated economic conditions that may affect the borrower's ability to pay.

         LENDING LIMITS. The bank's lending activities will be subject to a variety of lending limits imposed by federal law. In general, the bank will be subject to a legal limit on loans to a single borrower equal to 15% of the bank's capital and unimpaired surplus. Different limits may apply in certain circumstances based on the type of loan or the nature of the borrower, including the borrower's relationship to the bank. These limits will increase or decrease as the bank's capital increases or decreases. The bank will initially have a self-imposed loan limit of $1,270,000, which represents approximately 80% of our legal lending limit of $1,590,000. Unless the bank is able to sell participations in its loans to other financial institutions, the bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

         CREDIT RISK. The principal credit risk associated with each category of loans is the creditworthiness of the borrower. Borrower creditworthiness is affected by general economic conditions and the strength of the manufacturing, services, and retail market segments. General economic factors affecting a borrower's ability to repay include interest, inflation, and employment rates and the strength of local and national economy, as well as other factors affecting a borrower's customers, suppliers, and employees.

         REAL ESTATE LOANS. We expect that loans secured by first or second mortgages on real estate will make up 50% of the bank's loan portfolio. These loans will generally fall into one of two categories: commercial real estate loans or construction and development loans. We also expect to make residential real estate loans secured by first or second mortgages on real estate that will make up 6% of the bank's loan portfolio. Each of these categories is discussed in more detail below, including their specific risks. Interest rates for all categories may be fixed or adjustable, and will more likely be fixed for shorter-term loans. The bank will generally charge an origination fee for each loan.

         Real estate loans are subject to the same general risks as other loans. They are particularly sensitive to fluctuations in the value of real estate, which is generally the underlying security for real estate loans. On first and second mortgage loans we would typically not advance more than 80% of the lesser of the cost or appraised value of the property. We will require a valid mortgage lien on all real property loans along with a title lien policy which insures the validity and priority of the lien. We will also require borrowers to obtain hazard insurance policies and flood insurance if applicable.

         We will have the ability to originate some real estate loans for sale into the secondary market. We can limit our interest rate and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

         o COMMERCIAL REAL ESTATE LOANS. Commercial real estate loans will generally have terms of five years or less, although payments may be structured on a longer amortization basis. We will evaluate each borrower on an individual basis and attempt to determine its business risks and credit profile. We will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. We will also generally require that debtor cash flow exceed 115% of monthly debt service obligations. We will typically review all of the personal financial statements of the principal owners and require their personal guarantees. These reviews generally reveal secondary sources of payment and liquidity to support a loan request.

         o CONSTRUCTION AND DEVELOPMENT REAL ESTATE LOANS. We will offer adjustable and fixed rate residential and commercial construction loans to builders and developers and to consumers who wish to build their own home. The term of construction and development loans will generally be limited to eighteen months, although payments may be structured on a longer amortization basis. Most loans will mature and require payment in full upon the sale of the property. Construction and development loans generally carry a higher degree of risk than long term financing of existing properties. Repayment depends on the ultimate completion of the project and usually on the sale of the property. Specific risks include:

                  o        cost overruns;
                  o        mismanaged construction;
                  o        inferior or improper construction techniques;
                  o        economic changes or downturns during construction;
                  o        a downturn in the real estate market;
                  o rising interest rates which may prevent sale of the property; and
                  o failure to sell completed projects in a timely manner.

                  We will attempt to reduce risk by obtaining personal guarantees where possible, and by keeping the loan-to-value ratio of the completed project below specified percentages. We may also reduce risk by selling participations in larger loans to other institutions when possible.

         o RESIDENTIAL REAL ESTATE LOANS. These loans will generally have longer terms up to 30 years. We will offer fixed and adjustable rate mortgages, and we intend to sell some or all of the residential real estate loans that we generate in the secondary market. By selling these loans in the secondary market, we can significantly reduce our exposure to credit risk because the loans will be underwritten through a third party agent without any recourse against the bank.

         COMMERCIAL LOANS. The bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. We will focus our efforts on commercial loans of less than $500,000. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. Trade letters of credit, standby letters of credit, and foreign exchange will be handled through a correspondent bank as agent for the bank.

         We expect to also offer small business loans utilizing government enhancements such as the Small Business Administration's 7(a) program and SBA's 504 programs, and Appalachian Development Council. These loans will typically be partially guaranteed by the government which may help to reduce the bank's risk. Government guarantees of SBA loans will not exceed 80% of the loan value, and will generally be less.

         CONSUMER LOANS. The bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit such as credit cards. Installment loans typically will carry balances of less than $50,000 and be amortized over periods up to 60 months. Consumer loans may be offered on a single maturity basis where a specific source of repayment is available. Revolving loan products will typically require monthly payments of interest and a portion of the principal. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate.

          We will also offer home equity loans. Our underwriting criteria for and the risks associated with home equity loans and lines of credit will generally be the same as those for first mortgage loans. Home equity lines of credit will typically have terms of 15 years or less, will typically carry balances less than $125,000, and may extend up to 100% of the available equity of each property.

DEPOSIT SERVICES

         We intend to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to our principal market area at rates competitive to those offered in the Spartanburg County area. In addition, we intend to offer certain retirement account services, including IRAs. We intend to solicit these accounts from individuals, businesses, and other organizations.

         DEPOSIT DISTRIBUTION. We estimate that our initial percentage distribution of our deposits for the first year will be as follows:

         Demand Deposit                    15%
         Savings & Money Market            28%
         Time and Savings Deposits          7%
         CD's under $100,000               36%
         CD's over $100,000                14%
                                       ------
         Total                            100%
                                       ======

OTHER BANKING SERVICES

         We anticipate that the bank will offer other bank services including cash management services such as sweep accounts for commercial businesses. In addition, lines of credit, 24-hour telephone banking and PC/internet delivery are being considered for development. We will offer safe deposit boxes, direct deposit of payroll and social security checks, U.S. Savings Bonds, travelers checks, and automatic drafts for various accounts. We plan for the bank to become associated with the Honor and Cirrus ATM networks that may be used by the bank's customers throughout the country. We believe that by being associated with a shared network of ATMs, we will be better able to serve our clients and will be able to attract clients who are accustomed to the convenience of using ATMs, although we do not believe that maintaining this association will be critical to our success. We intend to begin offering these services shortly after opening the bank. We also plan to offer a debit card and VISA credit card services through a correspondent bank as an agent for the bank. We do not expect the bank to exercise trust powers during its initial years of operation.

MARKET SHARE

         In 1998, deposits in Spartanburg County exceeded $2.1 billion. The average annual growth rate in deposits in Spartanburg County over the last five years was 5.0%. Based on a growth rate of 4%, the deposits in Spartanburg County will grow to approximately $2.73 billion by 2004. Our plan over the next five years is to reach a 5.5% market share with deposits in excess of $150 million. Of course, there can be no assurances that we will accomplish these objectives.

EMPLOYEES

         We anticipate that, upon commencement of operations, the bank will have approximately 22 full time employees and one part time employee operating out of the bank's permanent facilities. First National Bancshares, as the holding company for the bank, will not have any employees other than its officers.

LEGAL PROCEEDINGS

         Neither First National Bancshares, First National Bank of Spartanburg, nor any of their properties are subject to any material legal proceedings.

                           SUPERVISION AND REGULATION

         Both First National Bancshares and First National Bank of Spartanburg are subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Report Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

FIRST NATIONAL BANCSHARES

         Because it will own the outstanding capital stock of the bank, First National Bancshares will be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act. Our activities will also be governed by the Glass-Steagall Act of 1933.

         THE BANK HOLDING COMPANY ACT. Under the Bank Holding Company Act, First National Bancshares will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company level will be limited to:

         o        Banking and managing or controlling banks;
         o furnishing services to or performing services for its subsidiaries; and
         o engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

         INVESTMENTS, CONTROL, AND ACTIVITIES. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         o        acquiring substantially all the assets of any bank;
         o acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or
         o        merging or consolidating with another bank holding company.

         In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either First National Bancshares has registered securities under
Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

         o        making or servicing loans and certain types of leases;
         o engaging in certain insurance and discount brokerage activities;
         o        performing certain data processing services;
         o acting in certain circumstances as a fiduciary or investment or financial adviser;
         o        owning savings associations; and
         o making investments in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes certain capital requirements on First National Bancshares under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, First National Bancshares is able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to First National Bancshares. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." First National Bancshares is also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         SOURCE OF STRENGTH; CROSS-GUARANTEE. In accordance with Federal Reserve Board policy, First National Bancshares will be expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which First National Bancshares might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         GLASS-STEAGALL ACT. We will also be restricted by the provisions of the Glass-Steagall Act, which prohibits First National Bancshares from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

         SOUTH CAROLINA STATE REGULATION. As a bank holding company registered under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. Prior to acquiring the capital stock of a national bank, we are not required to obtain the approval of the Board, but we must notify them at least 15 days prior to doing so. We must receive the Board's approval prior to engaging in the acquisition of banking or nonbanking institutions or assets, and we must file periodic reports with respect to our financial condition and operations, management, and intercompany relationships between First National Bancshares and its subsidiaries.

THE BANK

         The bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the bank's operations, including:


         o        security devices and procedures;
         o        adequacy of capitalization and loss reserves;
         o        loans;
         o        investments;
         o        borrowings;
         o        deposits;
         o        mergers;
         o        issuances of securities;
         o        payment of dividends;
         o        interest rates payable on deposits;
         o        interest rates or fees chargeable on loans;
         o        establishment of branches;
         o        corporate reorganizations;
         o        maintenance of books and records; and
         o adequacy of staff training to carry on safe lending and deposit gathering practices.

         The Office of the Comptroller of the Currency requires the bank to maintain specified capital ratios and imposes limitations on the bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Office of the Comptroller of the Currency will also require the bank to prepare quarterly reports on the bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:


         o        internal controls;
         o        information systems and audit systems;
         o        loan documentation;
         o        credit underwriting;
         o        interest rate risk exposure; and
         o        asset quality.

         National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the Office of the Comptroller of the Currency or the Federal Reserve Board to be troubled institutions must give the Office of the Comptroller of the Currency or the Federal Reserve Board 30 days prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the Office of the Comptroller of the Currency or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         DEPOSIT INSURANCE. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once the Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the bank, by Financial Corporation assessment is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the bank's cost of funds, and we may not be able to pass these costs on to our customers.

         TRANSACTIONS WITH AFFILIATES AND INSIDERS. The bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The bank will also be subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         DIVIDENDS. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the Office of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         BRANCHING. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current South Carolina law, the bank may open branch offices throughout South Carolina with the prior approval of the Office of the Comptroller of the Currency. In addition, with prior regulatory approval, the bank will be able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has recently been passed which permits interstate branching. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the Office of the Comptroller of the Currency, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the bank.

         OTHER REGULATIONS. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as:

         o the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;
         o the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;
         o the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;
         o the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;
         o the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and
         o the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of the bank also are subject to:

         o the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and
         o the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         CAPITAL REGULATIONS. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either First National Bancshares or First National Bank of Spartanburg is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

         o        submit a capital restoration plan;
         o        raise additional capital;
         o restrict their growth, deposit interest rates, and other activities;
         o        improve their management;
         o        eliminate management fees; or
         o        divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the holding company may be necessary, which could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         ENFORCEMENT POWERS. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         RECENT LEGISLATIVE DEVELOPMENTS. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

         EFFECT OF GOVERNMENTAL MONETARY POLICIES. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL


         The following table sets forth the number and percentage of outstanding shares of common stock we expect to be beneficially owned by the organizers and executive officers after the completion of this offering. All of our organizers will serve as directors. The addresses of our organizers are the same as the address of the bank. Prior to the offering, Jerry Calvert purchased ten shares of common stock for $10.00 per share. We will redeem this stock after the offering. This table includes shares based on the "beneficial ownership" concepts as defined by the SEC. Beneficial ownership includes spouses, minor children, and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal. This table does not reflect warrants that will be granted to each organizer to purchase two shares of common stock for every three shares of common stock purchased by the organizers during the offering because these warrants will not be exercisable within 60 days of the date of this prospectus. Kitty B. Payne is not an organizer of the bank, and she is not eligible to receive warrants.


                                                   SHARES ANTICIPATED TO BE OWNED
                                                       FOLLOWING THE OFFERING
         NAME OF BENEFICIAL OWNER                  ------------------------------
         DIRECTORS AND EXECUTIVE OFFICERS              Number        Percent
         --------------------------------          -------------     ------------
         C. Dan Adams                                   50,000         4.17%
         Mellnee G. Buchheit                            30,000         2.50%
         Jerry L. Calvert                               30,000         2.50%
         Martha C. Chapman                              20,000         1.67%
         W. Russel Floyd, Jr                            30,000         2.50%
         Dr. C. Tyrone Gilmore, Sr                      10,000         0.83%
         Dr. Gaines W. Hammond, Jr                      60,000         5.00%
         Benjamin R. Hines                              35,000         2.92%
         William A. Hudson                              60,000         5.00%
         Kitty B. Payne                                  1,500         0.13%
         Norman F. Pulliam                              60,000         5.00%
         Peter E. Weisman                               25,000         2.08%
         Donald B. Wildman                              20,000         1.67%
         Coleman L. Young, Jr                           25,000         2.08%

         All directors and executive officers as a     456,500        38.04%
         group (14 persons)


EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

         The following sets forth certain information regarding First National Bancshares, Inc.'s executive officers and directors as of the date of this Prospectus. The Company's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of office of the classes of directors expire as follows: Class I at the 2000 annual meeting of shareholders, Class II at the 2001 annual meeting of shareholders, and Class III at the 2002 annual meeting of shareholders. Executive officers of the Company serve at the discretion of the Company's Board of Directors.


NAME                               AGE     POSITION
----                               ---     --------

C. Dan Adams                        39     Director
Mellnee G. Buchheit                 51     Director
Jerry L. Calvert                    51     Director, President, and
                                           Chief Executive Officer
Martha Cloud Chapman                76     Director
W. Russel Floyd, Jr                 49     Director
C. Tyrone Gilmore, Sr               56     Director
Gaines W. Hammond, Jr., M.D         50     Director
Benjamin R. Hines                   43     Director
William A. Hudson                   64     Director
Kitty B. Payne                      29     Chief Financial Officer (proposed)
Norman F. Pulliam                   56     Director, Chairman of the Board
Peter E. Weisman                    62     Director
Donald B. Wildman                   50     Director
Coleman L. Young, Jr                42     Director


         C. DAN ADAMS, Class III director, has been the president and principal owner of The Capital Corporation of America, Inc., a mortgage banking company located in Spartanburg, since 1991. He is also president and owner of The Capital Finance Group, Inc., a merger and acquisitions company located in Spartanburg. From 1981 until 1991, he was an employee and vice president of C&S National Bank. Mr. Adams maintains an active role in the business community with ownership interests in several hotel, assisted living, and restaurant businesses. Mr. Adams holds SEC Series 7 and SEC Series 63 licenses from the NASD and is a certified business intermediary. He graduated from the University of South Carolina-Spartanburg in 1983 with a degree in business administration. He is a graduate of The Banking School of the South (Louisiana State University,
1989) and is a Certified Commercial Investment member. He is an active member of the First Baptist Church of Spartanburg.

         MELLNEE G. BUCHHEIT, Class I director, has been the president of Buchheit News Management, Inc., a firm specializing in media investments, since 1993. From 1980 until 1993, Ms. Buchheit worked in the public relations department for Mid-South Management Company, Inc., a media investment company. She also serves as a director for Wayne Printing Co., Inc. and Hometown News, Inc. Ms. Buchheit graduated from Winthrop University with a degree in education in 1969. Ms Buchheit currently serves on the board of trustees for Spartanburg Day School, Spartanburg Regional Medical Foundation, and Spartanburg Methodist College. Ms. Buchheit is presently a member of Westminster Presbyterian Church, the Lady Slipper Garden Club, and the Junior League of Spartanburg (sustainer).

         JERRY L. CALVERT, Class I director, is the proposed chief executive officer and president of First National Bancshares, Inc. and the First National Bank of Spartanburg (proposed). He has over 25 years of experience in the financial services industry. Mr. Calvert was the senior vice president and regional manager for American Federal Bank from 1984 until March 1999, when he resigned to help organize the First National Bank of Spartanburg. From 1977 until 1984, he was vice president and city executive for the Southern Bank & Trust, located in Gaffney, South Carolina. From 1974 until 1977, Mr. Calvert was a loan officer with First National Bank of South Carolina. Mr. Calvert graduated from Wofford College in 1974 with a bachelor of arts degree in economics. He is also a graduate of The Bankers School of the South at Louisiana State University and the National Commercial Lending School at the University of Oklahoma. Mr. Calvert currently serves on the board of directors of the Spartanburg Area Chamber of Commerce, the Cities and Schools of Spartanburg, the Spartanburg Rotary Club, and the Spartanburg Urban League, and he serves on the board of trustees for Spartanburg Methodist College. He was a former chairman of the board of the Cities and Schools and a former director and chairman of the board of the Big Brothers/Sisters of Spartanburg. He is a retired Lt. Colonel in the U.S. Marine Reserves and a Vietnam veteran. Mr. Calvert was Rotarian of the Year in 1998-1999, and he has been elected chairman of the board of the Spartanburg Area Chamber of Commerce for the year 2000.


         MARTHA CLOUD CHAPMAN, Class III director, graduated from the University of North Carolina - Greensboro in 1942 with a degree in art. Ms. Chapman previously was the first female board member of the Spartanburg County Foundation, the South Carolina Development Board, and the South Carolina Mining Council and the chairman of Governor Jim Edward's Inaugural Ball. She was also a past board member of the Spartanburg Music Foundation, the South Carolina Election Commission, South Carolina Health Coordinating Commission, Palmetto Conservation Foundation, and Spartanburg Methodist College and a past member of Clemson University's board of visitors. Ms. Chapman currently serves on the board of directors for Queens College in Charlotte, North Carolina, the SC School Deaf & Blind Foundation, the Charles Lea Foundation, AWARE (adult literacy), Mobile Meals, Ballet Spartanburg, and Converse College Alumnae Associates. Ms. Chapman is currently an elder of the First Presbyterian Church, moderator elect of the Presbyterian Women, a sustainer of the Junior League of Spartanburg, and a trustee of the YMCA foundation.

         W. RUSSEL FLOYD, JR., Class I director, has been the president of W. R. Floyd Services, Inc., a funeral home and cemetery operation located in Spartanburg, since 1978, the president of Westwood Memorial Gardens, Inc., a cemetery located in Spartanburg, and the vice president of Piedmont Crematory since 1980. He also serves as the president of Business Communications, Inc., a local provider of telephone services and equipment since 1984. Mr. Floyd graduated form the University of North Carolina - Chapel Hill in 1972 with a bachelor of science degree in business administration, and he received a bachelor of arts degree in psychology from the University of North Carolina - Charlotte in 1977. He served on the advisory board for Wachovia of Spartanburg from 1994 until April 1999 and was past president of the Spartanburg Boy's Home for two terms while serving on the board from 1986 until 1999. Mr. Floyd currently serves on the board of deacons at First Presbyterian Church of Spartanburg and the board of trustees for the Spartanburg YMCA. Mr. Floyd is also a member of the Spartanburg Rotary Club.

         DR. C. TYRONE GILMORE, SR., Class III director, is the superintendent of Spartanburg County School District 7, where he has served in numerous capacities since 1965 including, principal, assistant principal, teacher, and athletics coach. He graduated from Livingstone College in 1965 with a bachelor of arts degree. Dr. Gilmore earned his Master's degree in 1971 from Converse College and received his Ed. S. in post graduate studies in 1976 from the University of South Carolina - Spartanburg. Dr. Gilmore has been an active member of many organizations, serving in various capacities, including advisory board member of BB&T Bank, chairman of the local United Way Board, member of the Lander University Board of Trustees, chairman of the South Carolina State Election Commission, Grand Basileus of the Omega Psi Phi Fraternity, and member of the Mary Black Foundation Board of Trustees.

         DR. GAINES W. HAMMOND, JR., Class II director, is a physician practicing with Mary Black Health Systems, LLC. Prior to joining Mary Black, Dr. Hammond owned his own practice, Hammond and Bass, P.A., from 1980 until June 1996. He has an ownership interest in several lithotripsy partnerships, as well as a publishing company and healthcare organization. Dr. Hammond graduated from Washington and Lee University in 1971 with a bachelor of science degree, and from the Medical University of South Carolina in 1974. He has served on the SCMA legislative committee, the AMI medical advisory board, and several committees for Doctors Memorial Hospital and Spartanburg Regional Medical Center. He currently serves as chairman of Mary Black Physicians Group of Mary Black Hospital and is a member of First Presbyterian Church of Spartanburg.

         BENJAMIN R. HINES, Class II director, has been president of Spencer/Hines Properties, a commercial real estate firm located in Spartanburg since 1986. He has been involved in numerous real estate brokerage and development projects including, retail, office, and industrial facilities. Mr. Hines was also President of Palmetto Golf, Inc., a golf course management company, and currently serves as a partner in Advance Business Funding, LLC., a local company specializing in Factoring. He also holds South Carolina and North Carolina real estate licenses, and he has been licensed as a Certified Financial Planner since 1989. Mr. Hines graduated from Wofford College in 1978 with a Bachelor's Degree in Economics. He has served on the Eastern Regional Advisory Board of American Federal Bank from 1994 until April 1999. In addition, he has acted as a Board Member for the Pine Street YMCA and the Mary Black Hospital Advisory Committee and was Chairman of the Board for Child Evangelism Fellowship, a non-profit Christian Ministry.

         WILLIAM A. HUDSON, Class I director, is vice chairman of Diversco, Inc., an outsourcing and contract services business located in Spartanburg. Since 1969, Mr. Hudson has held various positions with Diversco, including chairman and chief executive officer. He graduated from Clemson University in 1957 with a bachelor of science degree in education. Mr. Hudson played professional football for the San Diego Chargers, Boston Patriots, and Montreal Alouettes from 1957 until 1963. Mr. Hudson remains an active member of the business community maintaining an ownership interest in several real estate entities. He served on the Wachovia Bank advisory board from 1995 until May 1999. Mr. Hudson is a member St. Paul United Methodist Church, S.C. Athletic Hall of Fame, and the Clemson University Athletic Hall of Fame. He currently serves on the board of directors for the Spartanburg Regional Medical Center Heart Center.


         KITTY B. PAYNE, CPA, is the proposed senior vice president and chief financial officer of First National Bancshares, Inc. and First National Bank of Spartanburg (proposed). Because we will be a new bank, we must obtain approval from the Office of the Comptroller of the Currency for the appointment of all executive officers, and we have recently requested approval for Ms. Payne. Ms. Payne was most recently employed with KPMG Peat Marwick, LLP as a senior tax manager from 1992 until November 1999 where she worked extensively with community banks in the Carolinas. Ms. Payne received her bachelors degree in financial management and accounting from Clemson University in 1992. She has been active with the United Way of Greenville, South Carolina and Junior Achievement of Greenville, South Carolina.


         NORMAN F. PULLIAM, Class I director and chairman of the board, has been the owner and president of Pulliam Investment Company, Inc., a real estate development and property management company, since 1971. Mr. Pulliam holds a real estate broker's license in South Carolina and North Carolina. He has extensive real estate experience and has developed, owned, and managed several office buildings, apartments, condominiums, retirement communities, assisted living facilities, and commercial land developments. He graduated from Clemson University in 1964 with a bachelor of science degree in industrial management, and received his Masters of Business Administration from Harvard University in 1967. Mr. Pulliam has served as chairman of the South Carolina Manufactured Housing Board, co-chairman of the Spartanburg Development Council, chairman of the Piedmont Chapter of the American Red Cross, chairman of the Spartanburg Convention and Visitors Bureau, president of the Spartanburg Boy's Home, and was a member of Clemson University's board of visitors. He was also a director for Morgan Bank & Trust Company of Spartanburg and the Spartanburg Area Chamber of Commerce. Mr. Pulliam currently serves as chairman of the board of commissioners for the South Carolina School for the Deaf and Blind, and trustee of the Foundation for the Multihandicapped, Blind, and Deaf of South Carolina.

         PETER E. WEISMAN, Class II director, is an owner and managing member of Peter Weisman/Kinney Hill Associates, LLC, a real estate development company established in 1989 and located in Spartanburg. Mr. Weisman has also been a general partner of P & J Realty Co., a real estate development company located in New York, New York, since 1969. He graduated from the University of Pennsylvania in 1961 with a degree in architecture. Mr. Weisman is an AIA licensed architect and an active member of the Society of 1921 Spartanburg Regional Foundation.

         DONALD B. WILDMAN, Class II director, is a managing partner of the law firm of Johnson, Smith, Hibbard, and Wildman, LLP. Mr. Wildman has been a transactions attorney with the firm since 1974. He maintains an active role in the business community with ownership interests in several real estate properties in the Spartanburg area. He graduated from Wofford College in 1971 with a bachelor of arts degree, and received his juris doctor from the University of South Carolina School of Law in 1974. Mr. Wildman is licensed as an attorney and title insurance agent in South Carolina. He served on the local advisory board for NationsBank from 1991 until April 1999, currently is an active member of the Spartanburg County Home Builders Association, the Spartanburg County Historical Association, and a member and elder of Westminster Presbyterian Church of Spartanburg. Mr. Wildman is currently chairman of the City of Spartanburg Board of Architectural Design and Historical Review.

         COLEMAN L. YOUNG, JR., Class III director, has been the president of CLY, Inc., a dry cleaning business located in Spartanburg, since 1994. Mr. Young also serves as property manager for Coleman Young Family Limited Partnership, a real estate development company, and chairman of Upward Unlimited, a non-profit ministry. Mr. Young graduated from Clemson University in 1979 with a bachelor of science degree. Mr. Young served on the advisory board of First Union Bank in Spartanburg from 1995 until May 1999 and is a former board member of the Better Business Bureau of the Foothills. He is currently an active member of First Baptist Church of Spartanburg.

EMPLOYMENT AGREEMENT

         We have entered into an employment agreement with Jerry Calvert for a three-year term, pursuant to which he will serve as the president, the chief executive officer, and a director of First National Bancshares and First National Bank of Spartanburg. Mr. Calvert will be paid an initial salary of $99,500, plus his yearly medical insurance premium. When the bank opens for business, his annual salary will increase to $110,000. The board of directors may increase Mr. Calvert's salary at its discretion. He is entitled to receive a bonus of $10,000 upon the opening of the bank and will be eligible to receive an annual bonus of up to 5% of the net pre-tax income of the bank, if the bank meets performance goals set by the board. He will be eligible to participate in any management incentive program of the bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards under these plans. Upon the closing of the offering, or as soon thereafter as an appropriate stock option plan is adopted by the company, Mr. Calvert will be granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in this offering. These options will vest over a five-year period and will have a term of ten years. Additionally, Mr. Calvert will participate in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy, and reimbursement for automobile expenses, club dues, and travel and business expenses.

         Mr. Calvert's employment agreement also provides that following termination of his employment and for a period of twelve months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company of a depository financial institution, if the depository institution or holding company has one or more offices or branches within radius of 30 miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or
(c) solicit employees of the bank for employment.

         If Mr. Calvert terminates his employment following a change in control and (i) the termination is for a good reason as that term is defined in the employment agreement, or (ii) the termination notice is delivered within a 90 day period beginning on the one year anniversary of the change in control, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately. If the company terminates Mr. Calvert's employment and the termination is not for cause as that term is defined in the employment agreement, then he will be entitled to severance compensation of his then current monthly salary each month for a period of 24 months, plus accrued bonus, and all outstanding options and incentives shall vest according to the stock option plan in place at that time. In the event of Mr. Calvert's death, his salary shall continue through the month, plus his accrued bonus, and all outstanding options shall vest according to the stock option plan in place at that time. In the event the company terminates Mr. Calvert's employment because of a disability which continues for more than 180 days, he shall receive his salary until his insurance payments begin, plus his accrued bonus through the disability date, and all outstanding options shall vest according to the stock option plan in place at that time. Finally, if the effort to organize the bank is abandoned, then he will be entitled to severance compensation of his then current monthly salary each month for a period of three months.

DIRECTOR COMPENSATION

         We do not intend to pay our directors fees until the bank is profitable. However, we reserve the right to pay directors' fees.

STOCK OPTION PLAN

         After the offering, we expect to adopt a stock option plan which will permit First National Bancshares to grant options to its officers, directors, and employees. We anticipate that we will initially authorize the issuance of a number of shares under the stock option plan equal to 15% of the shares outstanding after the offering, including options granted to Jerry Calvert pursuant to our employment agreement with him. We do not intend to issue stock options at less than the fair market value of the common stock on the date of grant.

STOCK WARRANTS


         The organizers have invested significant time and effort to form First National Bancshares and First National Bank of Spartanburg, and they have individually guaranteed a $500,000 line of credit to the bank to cover organizational expenses. In recognition of the financial risk and efforts they have undertaken in organizing the bank, each organizer will also receive, for no additional consideration, a warrant to purchase two shares of common stock at a purchase price of $10.00 per share for every three shares purchased by that organizer in the offering. The warrants, which will be represented by separate warrant agreements, will vest over a five year period beginning one year from the date of the completion of the offering and will be exercisable in whole or in part during the ten year period following that date. The warrants will not be transferable, except for estate planning purposes, and the warrants and the shares issued pursuant to the exercise of such warrants will be subject to transferability restrictions applicable to affiliates of First National Bancshares. For more information on these restrictions see "Shares Eligible for Future Sale" on page 41. If the Office of the Comptroller of the Currency or the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited if not immediately exercised.

         The organizers plan to purchase approximately 455,000 shares of common stock for a total investment of $4,550,000. As a result, the organizers will own approximately 37.9% of the common stock outstanding upon completion of the offering. If each organizer exercises his warrant in full, the organizers' ownership of First National Bancshares will increase to 50.4% of the outstanding common stock. Although they have not promised to do so, the organizers may purchase additional shares in the offering, including up to 100% of the offering. All shares purchased by the organizers will be for investment and not intended for resale. Because purchases by the organizers may be substantial, you should not assume that the sale of a specified offering amount indicates the merits of this offering.


EXCULPATION AND INDEMNIFICATION

         First National Bancshares's articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director for any breach of duty as a director. There is no limitation of liability for:

         o a breach of duty involving appropriation of a business opportunity;
         o an act or omission which involves intentional misconduct or a knowing violation of law;
         o any transaction from which the director derives an improper personal benefit; or
         o as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988.

In addition, if such act is amended to authorize further elimination or limitation of the liability of director, then the liability of each director shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the law requires such action. The provision does not limit the right of the company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         First National Bancshare's bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by South Carolina law. This protection is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the corporation was either in the corporation's best interest or was not opposed to the best interest of the corporation; and (c) that he had no reasonable cause to believe his conduct was unlawful.

         Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First National Bancshares pursuant to the foregoing provisions, or otherwise, First National Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS


         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 29. These transactions are not expected to involve more than the normal risk of collectibility or present other unfavorable features. Loans to individual directors and officers must also comply with the bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.


            DESCRIPTION OF CAPITAL STOCK OF FIRST NATIONAL BANCSHARES

GENERAL

         The authorized capital stock of First National Bancshares consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary describes the material terms of First National Bancshares's capital stock. Reference is made to the articles of incorporation of First National Bancshares which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, for a detailed description of the provisions summarized below.

COMMON STOCK

         Holders of shares of the common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See "Dividend Policy" on page 15. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of the company, holders of common stock are entitled to share equally and ratably in the assets of the company, if any, remaining after the payment of all debts and liabilities of the company and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered by the company when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to any classes or series of preferred stock that the company may issue in the future.

PREFERRED STOCK

         First National Bancshares' articles of incorporation provide that the board of directors is authorized, without further action by the holders of the common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. Upon completion of this offering, we will not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing the company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and such issuances could have the effect of decreasing the market price of the common stock. We do not plan to issue any shares of preferred stock, and will not issue preferred stock to organizers on terms more favorable than those on which we issue preferred stock to shareholders other than organizers.

ANTI-TAKEOVER EFFECTS

         The provisions of the articles, the bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         RESTRICTION ON ACQUISITION. Sections 34-25-50 and 34-25-240 of the Code of Laws of South Carolina prohibit a company from "acquiring" First National Bancshares or First National Bank of Spartanburg until the bank has been in existence and continuous operation for five years.

         CONTROL SHARE ACT. First National Bancshares has specifically elected to opt out of a provision of South Carolina law which may deter or frustrate unsolicited attempts to acquire certain South Carolina corporations. This statute, commonly referred to as the "Control Share Act" applies to public corporations organized in South Carolina, unless the corporation specifically elects to opt out. The Control Share Act generally provides that shares of a public corporation acquired in excess of certain specific thresholds will not possess any voting rights unless such voting rights are approved by a majority vote of the corporation's disinterested shareholders.

         AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of First National Bancshares by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the company's management.

         NUMBER OF DIRECTORS. The bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than twenty-five members. Initially we will have 13 directors.

         CLASSIFIED BOARD OF DIRECTORS. Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

         NUMBER, TERM, AND REMOVAL OF DIRECTORS. We currently have 13 directors, but our bylaws authorize this number to be increased or decreased by our board of directors. Our directors are elected to three year terms by a plurality vote of our shareholders. Our bylaws provide that our shareholders, by a majority vote of those entitled to vote in an election of directors, or our board of directors, by a unanimous vote, excluding the director in question, may remove a director with or without cause. Our bylaws provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term.

         ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee of the board of directors, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to the secretary of the company no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to the secretary of the company no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. We may reject a shareholder proposal or nomination that is not made in accordance with these procedures.

         NOMINATION REQUIREMENTS. Pursuant to the bylaws, we have established certain nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that the party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, we will have 1,200,000 shares of common stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act of 1933, except for shares purchased by "affiliates" of First National Bancshares, which will be subject to resale restrictions under the Securities Act of 1933. An affiliate of the issuer is defined in Rule 144 under the Securities Act of 1933 as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act of 1933 defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act of 1933, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the common stock by affiliates of First National Bancshares pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for First National Bancshares by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                     EXPERTS

         First National Bancshares's financial statements dated August 30, 1999 and for the period from April 1, 1999 (inception), until July 31, 1999 have been audited by Crisp Hughes Evans, LLP, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement"), under the Securities Act of 1933 and the rules and regulations thereunder, for the registration of the common stock offered hereby. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to First National Bancshares, First National Bank of Spartanburg, and the common stock, you should refer to the Registration Statement and the exhibits thereto.

         You can examine and obtain copies of the Registration Statement at the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains all of the reports, proxy and information statements and other information regarding registrants that file electronically with the SEC using the EDGAR filing system, including First National Bancshares.

         We have filed or will file various applications with the Office of the Comptroller of the Currency and the FDIC. You should only rely on information in this prospectus and in our related Registration Statement in making an investment decision. If other available information is inconsistent with information in this prospectus, including information in public files or provided by the Office of the Comptroller of the Currency and the FDIC, then this other information is superseded by the information in this prospectus. Projections appearing in the applications to our regulatory agencies were based on assumptions that the organizers believed were reasonable at the time, but which may have changed or otherwise be wrong. First National Bancshares and First National Bank of Spartanburg specifically disclaim all projections for purposes of this prospectus and caution prospective investors against placing reliance on them for purposes of making an investment decision. Statements contained in this prospectus regarding the contents of any contract or other document referred to are not necessarily complete. If one of these contracts or documents is an exhibit to the Registration Statement, you may obtain and read the document or contract for more information.

       As a result of this offering, First National Bancshares will become a reporting company subject to the full informational requirements of the Securities Exchange Act of 1934. We will fulfill our obligations with respect to these requirements by filing periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. Our fiscal year ends on December 31.

                         FIRST NATIONAL BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                Table of Contents

                                  July 31, 1999

                                                                                 PAGE(S)
                                                                                 -------
Independent Auditors' Report ................................................     F-2

Financial Statements:

   Balance Sheet ............................................................     F-3

   Statement of Operations ..................................................     F-4

   Statements of Changes in Organizers' Equity ..............................     F-5

   Statement of Cash Flows ..................................................     F-6

Notes to Financial Statements ................................................    F-7




                          INDEPENDENT AUDITORS' REPORT

The Directors
First National Bancshares, Inc.
Spartanburg, South Carolina

We have audited the accompanying balance sheet of First National Bancshares, Inc. (a development stage enterprise) as of July 31, 1999, and the related statements of operations, changes in organizers' deficit, and cash flows for the period from July 14, 1999 (date of inception) through July 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. (a development stage enterprise) as of July 31, 1999, and the results of its operations and its cash flows for the period from July 14, 1999 through July 31, 1999, in conformity with generally accepted accounting principles.



/s/ Crisp Hughes Evans, LLP
---------------------------
Crisp Hughes Evans, LLP


Spartanburg, South Carolina
August 30, 1999

                         FIRST NATIONAL BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                  Balance Sheet

                                  July 31, 1999

           ASSETS

Cash and cash equivalents                                        $     517
Furniture and equipment, net                                         2,668
Deferred stock offering costs                                        5,000
Prepaid expenses                                                     2,633
Other                                                               10,000
                                                                 ---------
         Total assets                                            $  20,818
                                                                 =========

   LIABILITIES AND ORGANIZERS' EQUITY

Liabilities:
   Line of credit                                                $ 128,000
   Interest payable                                                  1,000
                                                                 ---------
         Total liabilities                                         129,000
                                                                 ---------

Commitments and contingencies (Notes 3 and 4)

Organizers' deficit:
   Common stock, par value $.01 per share, 10,000,000 shares
     authorized, 10 shares issued and outstanding                       --
   Additional paid-in capital                                          100
   Retained deficit accumulated during the development stage      (108,282)
                                                                 ---------
         Total organizers' deficit                                (108,182)
                                                                 ---------
         Total liabilities and organizers' deficit               $  20,818
                                                                 =========





The accompanying notes are an integral part of these financial statements.

                         FIRST NATIONAL BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                             Statement of Operations

              For the Period from July 14, 1999 (date of inception)
                             through July 31, 1999

Expenses:
   Salaries and payroll taxes                             $  38,501
   Professional fees                                         45,872
   Insurance                                                    355
   Rent                                                       2,600
   Telephone and supplies                                     3,959
   Depreciation                                                 125
   Application fees                                          15,000
   Interest                                                   1,000
   Other                                                        870
                                                          ---------
         Loss before provision for income taxes            (108,282)

Provision for income taxes                                       --
                                                          ---------
         Net loss                                         $(108,282)
                                                          =========











The accompanying notes are an integral part of these financial statements.

                         FIRST NATIONAL BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Statement of Changes in Organizers' Deficit

              For the Period from July 14, 1999 (date of inception)
                             through July 31, 1999


                                                                        RETAINED
                                                                        DEFICIT
                                                                      ACCUMULATED
                                       COMMON STOCK        ADDITIONAL  DURING THE
                                    --------------------    PAID-IN    DEVELOPMENT
                                    SHARES       AMOUNT     CAPITAL       STAGE         TOTAL
                                    ------     ---------   ---------- ------------     ---------
Proceeds from the sale of stock
   to organizers                        10     $      --     $  100     $      --      $     100

Net loss                                --            --         --      (108,282)      (108,282)
                                    ------     ---------     ------     ---------      ---------

Balance, July 31, 1999                  10     $      --     $  100     $(108,282)     $(108,182)
                                    ======     =========     ======     =========      =========







The accompanying notes are an integral part of these financial statements.

                         FIRST NATIONAL BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                             Statement of Cash Flows

              For the Period from July 14, 1999 (date of inception)
                             through July 31, 1999


Net cash used for pre-operating activities:
   Net loss                                                      $(108,282)
   Depreciation                                                        125
   Deferred stock offering costs                                    (5,000)
   Prepaid expense                                                  (2,633)
   Interest payable                                                  1,000
                                                                 ---------
         Net cash used for pre-operating activities               (114,790)
                                                                 ---------

Investing activities:
   Purchase of furniture and equipment                              (2,793)
   Escrow deposits on land                                         (10,000)
                                                                 ---------
         Net cash used in Investing activities                     (12,793)
                                                                 ---------

Financing activities:
   Proceeds from borrowings on line of credit                      128,000
   Loans from organizers                                            65,000
   Repayment of organizers' loans                                  (65,000)
   Proceeds from the sale of stock to organizers                       100
                                                                 ---------
         Net cash provided by financing activities                 128,100
                                                                 ---------

         Net increase in cash and cash equivalents                     517

Cash and cash equivalents, July 14, 1999 (date of inception)            --
                                                                 ---------

Cash and cash equivalents, end of period                         $     517
                                                                 =========











The accompanying notes are an integral part of these financial statements.

                         FIRST NATIONAL BANCSHARES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   Notes to Consolidated Financial Statements

                                  July 31, 1999

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

         First National Bancshares, Inc. (the "Company") is a South Carolina corporation organized for the purpose of owning and controlling all of the capital stock of First National Bank of Spartanburg (in organization) (the "Bank"). The Bank is being organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Spartanburg County, South Carolina. The Company has filed a charter application with the OCC and an application for deposit insurance with the FDIC. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in the first or second quarter of 2000.

       The Company was formally incorporated in July 1999. We have prepared these financial statements including financial information from April 1, 1999, the initial financial transaction date. It was on that date that the Company's organizers began pre-organizational activities.

       The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.


       The Company intends to sell 1,200,000 shares of its common stock at $10 per share. The offering will raise approximately $11,743,000, net of estimated underwriting discounts and commissions and offering expenses. The organizers of the Company plan to purchase 455,000 shares of common stock at $10 per share, for a total of $4,550,000. Upon purchase of these shares, the Company will issue stock warrants to the organizers to purchase up to an additional 303,333 shares of common stock for $10 per share. The Company will use $11 million of the proceeds to capitalize the proposed bank.


       YEAR END - The Company has adopted a fiscal year ending on December 31, effective for the period ending December 31, 1999. The transactions occurred prior to the Company's incorporation have been combined in these financial statements for ease of presentation.

       ESTIMATES - The financial statements include estimates and assumptions that effect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

       CASH EQUIVALENTS - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the FDIC insurance limits.

       DEFERRED STOCK OFFERING COSTS - Deferred stock offering costs will be incurred by the Company in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from the Company's additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

       ORGANIZATION COSTS - Organization costs include incorporation, legal and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

       INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the financial reporting and income tax bases of assets and liabilities. At July 31, 1999, no taxable income has been generated and, therefore, no tax provision has been included in these financial statements.

2.     LINE OF CREDIT

         The Company has established a $500,000 line of credit with a financial institution to fund operating expenses of the Company during the development stage. The line is uncollateralized and is guaranteed by the organizers. The line bears interest at the prime rate minus 1/2% and expires June 2000. As of July 31, 1999, $128,000 was outstanding on this line of credit.

3.     OTHER ASSETS

         Included in other assets are two (2) $5,000 escrow deposits for potential locations for the Bank's main office and a branch office.

4.     COMMITMENTS AND CONTINGENCIES

         The Company has engaged a law firm to assist in preparing the filing all organizational, incorporation, and bank applications and to assist in preparing stock offering documents and consummating the Company's initial offering. The aggregate cost of the services is expected to approximate $40,000.

         The Company leases temporary office space under a six month operating lease requiring monthly payments of $650.

         The Company has engaged a bank consultant to assist in establishing the Bank and bank holding company. The consultant will also assist in the application process. The aggregate cost of the services is expected to approximate $60,000, plus expenses.

5.     YEAR 2000 ISSUE

         The Year 2000 issue relates to limitations in computer systems and applications that may prevent proper recognition of the Year 2000. The potential effect of the Year 2000 issue on the Company will not be fully determinable until the Year 2000 and thereafter. If Year 2000 modifications are not properly completed either by the Company or entities with which the Company conducts business, the Company's revenues and financial condition could be adversely impacted.

                         FIRST NATIONAL BANCSHARES, INC.
                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT



TO:      First National Bancshares, Inc.
         248 N. Church Street
         Spartanburg, South Carolina 29304

Ladies and Gentlemen:

         You have informed me that First National Bancshares, Inc., a South Carolina corporation (the "Company"), is offering 1,200,000 shares of its common stock, at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned (the "prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as escrow agent for First National Bancshares, Inc." the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that First National Bancshares, Inc. shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. First National Bancshares, Inc. may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to First National Bancshares, Inc., it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HERE ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.




----------------------------------------------       ----------------------------------------------
Number of Shares Subscribed                          Name or Names of Subscribers (Please Print)
for (at least 100 shares and no more than
5% of the minimum offering)

$_____________________________________________       _______________________________________________
Total Subscription Price at                          Please indicate form of ownership desired (individual,
$10.00 per share (funds must be enclosed)            joint tenants with right of survivorship, tenants in
                                                     common, trust corporation, partnership, custodian, etc.)

Date:                                                                                               (L.S.)
     -----------------------------------------            -----------------------------------------
                                                          Signature of Subscriber(s)

                                                                                                     (L.S.)
----------------------------------------------            -----------------------------------------
Social Security Number or Federal                         Signature of Subscriber(s)
Taxpayer Identification Number




Street (Residence) Address:




     --------------------------------------

     --------------------------------------

     --------------------------------------
         City, State and Zip Code

         When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY FIRST NATIONAL BANCSHARES, INC.:

         Accepted as of _______________, _______, as to ___________ shares.




                                        FIRST NATIONAL BANCSHARES, INC.



                                        --------------------------------------
                                        By:
                                        Title:

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.



-----------------------------------         -----------------------------------
Signature of Subscriber                     Signature of Subscriber



-----------------------------------         -----------------------------------
Printed Name                                Printed Name


-----------------------------------         -----------------------------------
Social Security or Employer                 Social Security or Employer
Identification No.                          Identification No.

=========================================================================================================================




                     TABLE OF CONTENTS                                              1,200,000 SHARES
                                                                                      COMMON STOCK

                                                                            FIRST NATIONAL BANCSHARES, INC.

                                                   PAGE

   Summary ........................................   3                    A PROPOSED BANK HOLDING COMPANY FOR
   Risk Factors....................................   6
   Use of Proceeds ................................  13                               [BANK LOGO HERE]
   Capitalization..................................  15
   Dividend Policy ................................  15                          FIRST NATIONAL BANK OF
   Management's Discussion and Analysis of                                        SPARTANBURG (PROPOSED)
   Financial Condition and Plan of Operation.......  16
   Proposed Business...............................  19
   Supervision and Regulation......................  26
   Management......................................  33                           -----------------------
   Certain Relationships and Related Transactions..  39
   Description of Capital Stock....................  39                                 PROSPECTUS
   Legal Matters...................................  42
   Experts.........................................  42                           -----------------------
   Additional Information .........................  42
   Index to Financial Statements .................. F-1
   Subscription Agreement.......................... A-1

                 --------------------------





    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN
THIS DOCUMENT. WE HAVE NOT AUTHORIZED ANYONE TO GIVE
ANY INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS
IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT
SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY
STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE
INFORMATION IN THIS PROSPECTUS IS COMPLETE AND
ACCURATE AS OF THE DATE ON THE COVER, BUT THE
INFORMATION MAY CHANGE IN THE FUTURE.



UNTIL ____________________, ALL DEALERS THAT EFFECT
TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT
PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE
DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN
ACTING AS UNDERWRITER, AND WITH RESPECT TO THEIR
UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                                                                          NOVEMBER ___, 1999


=========================================================================================================================


                                     PART II


                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24.  Indemnification of Directors and Officers

         First National Bancshares' articles of incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to First National Bancshares or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of First National Bancshares; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (The "Corporation Act"). In addition, if at any time the Corporation Act shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of First National Bancshares shall be eliminated or limited to the fullest extent permitted by these provisions, as so amended, without further action by the shareholders, unless the provisions of the Corporation Act require additional action. The provision does not limit the right of First National Bancshares or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         First National Bancshare's bylaws contain certain provisions which provide that the company shall indemnify directors to the maximum extent provided by South Carolina law. This protection is broader than the protection expressly mandated in Sections 33-8-510 and 33-8-520 of the South Carolina Business Corporation Act. These statutory sections provide that a company shall indemnify a director or an officer only to the extent that he has been wholly successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that the person was a director or officer. This requirement would include indemnifying directors against expenses, including attorney's fees, actually and reasonably incurred in connection with the matter. In addition to this mandatory indemnification right, our bylaws provide additional mandatory protection that includes, but is not limited to, situations where the director (a) conducted himself in good faith, (b) reasonably believed that conduct in his official capacity with the corporation was either in the corporation's best interest or was not opposed to the best interest of the corporation; and (c) that he had no reasonable cause to believe his conduct was unlawful.

         Our board of directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The board of directors intends to extend indemnification rights to all of its executive officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of First National Bancshares pursuant to the foregoing provisions, or otherwise, First National Bancshares has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         We have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent against any liability asserted against him or incurred by him in any of these capacities, whether or not we would have the power to indemnify him against these types of liability under the bylaws.

Item 25.  Other Expenses of Issuance and Distribution.

         Estimated expenses (other than sales agency commissions) of the sale of the shares of common stock are as follows:


         Registration Fee                $  4,455
         NASD Filing Fee                    1,700
         Printing and Engraving            35,000
         Legal Fees and Expenses           50,000
         Accounting Fees                    5,000
         Blue Sky Fees and Expenses        10,000
         Miscellaneous Disbursements       13,845
                                         --------
         TOTAL                           $120,000
                                         ========


Item 26.  Recent Sales of Unregistered Securities.

         From inception, First National Bancshares has issued a total of 10 shares of its common stock to one of its organizers. The price per share was $10.00 for a total purchase price of $100.00. There were no sales agency commissions paid with respect to these transactions. These shares will be redeemed at $10.00 per share after the offering. All sales were exempt under
Section 4(2) of the Securities Act of 1933.

Item 27.  Exhibits.


1.1      * Form of Sales Agency Agreement between First National Bancshares and
           J.C. Bradford and Company

3.1.     * Articles of Incorporation

3.2.     * Bylaws

4.1.     * See Exhibits 3.1 and 3.2 for provisions in First National
           Bancshares's Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock

5.1.     * Opinion Regarding Legality

10.1.    * Employment Agreement dated July 20, 1999 between First National
           Bancshares and Jerry Calvert

10.3     * Form of Stock Warrant Agreement

10.4     * Line of Credit Promissory Note dated June 29,1999 between The
           Banker's Bank and First National Bank of Spartanburg

10.5     * Purchase and Sale Agreement dated June 8, 1999 between First National
           Bancshares, Inc. and HBJ Properties

10.6     * Lease Agreement dated July 12, 1999 between First National
           Bancshares, Inc. and Oak Grove Associates, LLC

10.7     * Form of Escrow Agreement between First National Bancshares, Inc. and
           The Bankers Bank

23.1.      Consent of Independent Public Accountants

23.2.    * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1.    * Power of Attorney (filed as part of the signature page to the
           Registration Statement)

27.1.    Financial Data Schedule (for electronic filing purposes)




*        Previously filed

Item 28.  Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of First National Bancshares pursuant to the provisions described in Item 24 above, or otherwise, First National Bancshares has been advised that in the opinion of the SEC for matters under the securities laws, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         If a claim for indemnification against such liabilities (other than the payment by First National Bancshares of expenses incurred or paid by a director, officer or controlling person of First National Bancshares in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, First National Bancshares will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spartanburg, State of South Carolina, on November 2, 1999.


                                          FIRST NATIONAL BANCSHARES, INC.

                                          By: /s/ Jerry L. Calvert
                                              ---------------------------------
                                              Jerry L. Calvert
                                              Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry L. Calvert and Norman F. Pulliam as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.




SIGNATURE                                            TITLE                              DATE
---------                                            -----                              ----



*                                                    Director                           November 2, 1999
--------------------------------------------
C. Dan Adams


*                                                    Director                           November 2, 1999
--------------------------------------------
Mellnee G. Buchheit


/s/ Jerry L. Calvert                                 Director,                          November 2, 1999
--------------------------------------------         President,
Jerry L. Calvert                                     Chief Executive Officer, and
                                                     Principal Financial and Accounting Officer


*                                                    Director                           November 2, 1999
--------------------------------------------
Martha Cloud Chapman


*                                                    Director                           November 2, 1999
--------------------------------------------
W. Russel Floyd, Jr.


*                                                    Director                           November 2, 1999
--------------------------------------------
C. Tyrone Gilmore, Sr.





*                                                    Director                           November 2, 1999
--------------------------------------------
Gaines W. Hammond, Jr., M.D.


*                                                    Director                           November 2, 1999
--------------------------------------------
Benjamin R. Hines


*                                                    Director                           November 2, 1999
--------------------------------------------
William A. Hudson


*                                                    Director, Chairman                 November 2, 1999
--------------------------------------------         of the Board
Norman F. Pulliam


*                                                    Director                           November 2, 1999
--------------------------------------------
Peter E. Weisman


*                                                    Director                           November 2, 1999
--------------------------------------------
Donald B. Wildman


*                                                    Director                           November 2, 1999
--------------------------------------------
Coleman L. Young, Jr.



/s/ Jerry L. Calvert
--------------------------------------------
Jerry L. Calvert
* As attorney-in-fact




EXHIBIT INDEX




EXHIBIT           DESCRIPTION
-------           -----------


1.1      * Form of Sales Agency Agreement between First National Bancshares and
           J.C. Bradford and Company

3.1.     * Articles of Incorporation

3.2.     * Bylaws

4.1.     * See Exhibits 3.1 and 3.2 for provisions in First National
           Bancshares's Articles of Incorporation and Bylaws defining the rights of holders of the common stock

4.2.     * Form of certificate of common stock

5.1.     * Opinion Regarding Legality

10.1.    * Employment Agreement dated July 20, 1999 between First National
           Bancshares and Jerry Calvert

10.3     * Form of Stock Warrant Agreement

10.4     * Line of Credit Promissory Note dated June 29,1999 between The
           Banker's Bank and First National Bank of Spartanburg

10.5     * Purchase and Sale Agreement dated June 8, 1999 between First National
           Bancshares, Inc. and HBJ Properties

10.6     * Lease Agreement dated July 12, 1999 between First National
           Bancshares, Inc. and Oak Grove Associates, LLC

10.7     * Form of Escrow Agreement between First National Bancshares, Inc. and
           The Bankers Bank

23.1.      Consent of Independent Public Accountants

23.2.    * Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)

24.1.    * Power of Attorney (filed as part of the signature page to the
           Registration Statement)

27.1     Financial Data Schedule (for electronic filing purposes)

*        Previously filed